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File No. 333-__________

As filed with the Securities and Exchange Commission on September 19, 2001

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED COMMUNITY BANKS, INC.
(Exact name of issuer as specified in its charter)

Georgia (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	58-1827304 (I.R.S. Employer Identification Number)

United Community Banks, Inc.
Post Office Box 398, 63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151
(Address, including zip code, and telephone number,
including area code, of registrant’s principal executive offices)

Jimmy C. Tallent Post Office Box 398, 63 Highway 515 Blairsville, Georgia 30512 (706) 745-2151 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:
Richard R. Cheatham Kilpatrick Stockton LLP 1100 Peachtree Street, Suite 2800 Atlanta, Georgia 30309-4530 (404) 815-6500	Walter G. Moeling, IV Powell, Goldstein, Frazer & Murphy, LLP 191 Peachtree Street, Sixteenth Floor Atlanta, Georgia 30303-1764 (404) 572-6629

Approximate date of commencement of proposed sale to the public: The exchange of Registrant’s shares for shares of common stock of Peoples Bancorp, Inc. will take place upon consummation of the merger of Peoples Bancorp, Inc. into the Registrant.

               If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.   /_/

               If this form is filed to register additional securities of an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. /_/____________________

              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  /_/ ____________________

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $1.00 per share	357,894 (1)	Not Applicable	(2)	$ 2,174

  The number of shares of United Community Banks, Inc. common stock being registered hereunder is based upon the anticipated maximum number of such shares required to consummate the proposed merger of Peoples Bancorp, Inc. into the Registrant. The Registrant will remove from registration by means of a post-effective amendment any shares being registered that are not issued in connection with such merger.

  In accordance with Rule 457(f)(2), the registration fee is based upon the maximum number of shares of common stock of Peoples Bancorp, Inc. that may be received by the Registrant pursuant to the merger (800,000 shares) multiplied by the book value per share of Peoples Bancorp, Inc. as of June 30, 2001 ($10.87).

The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this registration statement shall become effective on such date as the Commission acting pursuant to said Section 8(a) may determine.

119 Maple Street
Carrollton, Georgia 30117
 ______________________________________

Notice Of Special Meeting Of Shareholders
To Be Held On __________, 2001
 ______________________________________

A special meeting of shareholders of Peoples Bancorp, Inc. will be held at the offices of Peoples Bank of West Georgia on __________, 2001, at _______ __.m., at 119 Maple Street, Carrollton, Georgia, for the following purposes:

  to consider and vote on an Agreement and Plan of Reorganization, under which Peoples Bancorp will merge with and into United Community Banks, Inc., a Georgia corporation, as more particularly described in the enclosed proxy statement/prospectus; and

  to transact such other business as may properly come before the special meeting or any adjournments of the special meeting.

If Peoples shareholders approve the merger agreement, Peoples will be merged with and into United. In connection with the merger, Peoples shareholders will receive, for each share of Peoples common stock they own immediately prior to the merger, 0.4473684 shares of United common stock.

Approval of the merger agreement will require the approval of the holders of at least a majority of the Peoples common stock entitled to vote at the special meeting. Only shareholders of record of Peoples common stock at the close of business on __________, 2001 will be entitled to vote at the special meeting or any adjournments thereof. Peoples’ board of directors has unanimously adopted a resolution approving the merger and the merger agreement, and unanimously recommends that Peoples shareholders vote for the proposal to approve the merger agreement.

This proxy statement/prospectus incorporates important business and financial information that is not included in or delivered with this document. This business and financial information is available without charge to all Peoples shareholders upon written or oral request made to: Elaine B. Lovvorn, Corporate Secretary, at 119 Maple Street, Carrollton, Georgia 30117, telephone number (770) 838-9608. To obtain delivery of such business and financial information before the special meeting, your request must be received no later than _____________.

If the merger is completed, Peoples shareholders who dissent with respect to the merger will be entitled to be paid the "fair value" of their shares of Peoples common stock in cash if they comply with certain statutory provisions of Article 13 of the Georgia Business Corporation Code regarding the rights of dissenting shareholders, all as more fully explained under the heading "Details of the Proposed Merger ’ Rights of Dissenting Shareholders" (page 18) and in Appendix B to the attached proxy statement/prospectus.

A proxy statement/prospectus and form of proxy card are enclosed. To ensure representation at the special meeting, each Peoples shareholder is requested to sign, date, and return the proxy card promptly in the enclosed, stamped envelope. A previously submitted proxy may be revoked by notifying Elaine B. Lovvorn, Corporate Secretary, in writing or by submitting an executed, later-dated proxy prior to the special meeting to Peoples Bancorp: 119 Maple Street, Carrollton, Georgia 30117. A previously submitted proxy also may be revoked by attending the special meeting and requesting the right to vote in person. A properly signed and returned proxy card, if not revoked, will be voted at the special meeting in the manner specified by the duly submitted proxy.

________________, 2001 Carrollton, Georgia	By Order of the Board of Directors, _________________________________ Elaine B. Lovvorn Corporate Secretary

Proposed Merger of

AND

Dear Shareholder of Peoples Bancorp, Inc.:

Your board of directors has unanimously agreed on a transaction that will result in the merger of Peoples Bancorp, Inc. with and into United Community Banks, Inc. You are being asked to approve the merger at a special meeting of shareholders to be held on __________, 2001.

If the merger is consummated, you will receive, for each share of Peoples common stock that you own, 0.4473684 shares of United common stock. Based upon 800,000 shares of Peoples common stock outstanding, United expects to issue 357,894 shares of its common stock in connection with the merger, or approximately 3% of the United common stock that will be outstanding after the merger.

This proxy statement/prospectus contains information regarding the merger agreement, the proposed merger, and the two companies participating in the merger. We encourage you to read this entire document carefully, including the discussion under the heading "Risk Factors Relating to the Merger" beginning on page 6.

Consummation of the merger requires that the shareholders of Peoples approve the merger agreement. Whether or not you plan to attend the special meeting of shareholders of Peoples, please take the time to complete and return your enclosed proxy card. If you do not return your proxy card, the effect will be a vote against the proposed merger. If you sign, date, and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote in favor of the proposed merger. If your shares are held by a broker in "street name," and you wish to vote your shares, you must instruct your broker regarding the manner in which you wish to vote.

After careful consideration, the board of directors of Peoples has determined that the merger is in the best interests of its shareholders, and unanimously recommends voting FOR the merger. The board of directors of Peoples strongly supports this strategic combination between United and Peoples and appreciates your prompt attention to this very important matter.

________________________________________ Timothy I. Warren President Peoples Bancorp, Inc.

Neither the Securities and Exchange Commission nor any state securities commission have approved or disapproved these securities or passed upon the adequacy or accuracy of this proxy statement/prospectus. Any representation to the contrary is a criminal offense. Shares of common stock of United Community Banks, Inc. are equity securities and are not savings accounts or deposits. An investment in shares of United common stock is not insured by the Federal Deposit Insurance Corporation or any other government agency.

The date of this proxy statement/prospectus is __________, 2001, and it is expected to be first mailed to shareholders on or about __________, 2001.

TABLE OF CONTENTS

Page	Page

WHERE YOU CAN FIND MORE INFORMATION

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE

A WARNING ABOUT FORWARD-LOOKING
STATEMENTS

QUESTIONS AND ANSWERS ABOUT THE
MERGER

SUMMARY OF TERMS OF THE MERGER
     The Companies
     The Terms of the Merger
     The Reasons Management of Both Companies
            Support the Merger
     Shareholders’ Meeting
     Record Date
     Vote Required
     Conditions, Termination, and Effective Date
     Rights of Dissenting Shareholders
     Federal Income Tax Consequences
     Accounting Treatment
     Markets for Capital Stock
     Dividends
     There are Some Differences in Shareholders’
        Rights Between Peoples and United
     Interests of Directors and Officers of Peoples
        in the Merger
RISK FACTORS RELATING TO THE MERGER
     United common stock is not traded on any
           established, public market, and a liquid trading
           market for United common stock may not
          develop.
COMPARATIVE SHARE DATA REGARDING
     UNITED AND PEOPLES

(ii) (ii) (iii) (v) 1 1 2 2 2 2 3 3 3 3 2 4 4 4 5 6 6 7

SUMMARY CONSOLIDATED FINANCIAL
     INFORMATION
DETAILS OF THE PROPOSED MERGER
     Background of and Reasons for the Merger
     The Merger Agreement
     Required Shareholder Approval
     Expenses
     Conduct of Business of Peoples Pending Closing
     Interest of Management in Transaction
     Comparison of the Rights of Peoples and United
        Shareholders
     Dividends
     Accounting Treatment
     Resales of United Stock by Directors and Officers
        of Peoples
     Regulatory Approvals
     Rights of Dissenting Shareholders
     Material Federal Income Tax Consequences of the
        Merger and Opinion of Tax Counsel
INFORMATION ABOUT UNITED COMMUNITY
   BANKS, INC..
     Description of Securities
     Certain Provisions of United’s Articles of
     Incorporation and Bylaws Regarding Change of
        Control
     INFORMATION ABOUT PEOPLES BANCORP,
        INC.
INTEREST OF CERTAIN PERSONS IN THE
   MERGER
LEGAL MATTERS
EXPERTS
OTHER MATTERS

8 10 10 11 13 14 14 15 15 17 18 18 18 18 20 22 22 23 25 26 26 26 26

Appendix A	Agreement and Plan of Reorganization
Appendix B	Georgia Dissenters’ Rights Statute

(i)

WHERE YOU CAN FIND MORE INFORMATION

United and Peoples are subject to the information requirements of the Securities Exchange Act of 1934, which means that they are required to file certain reports, proxy statements, and other information, all of which are available at the Public Reference Section of the Securities and Exchange Commission at Room 1024, 450 Fifth Street, NW, Washington, D.C. 20549. You may also obtain copies of the reports, proxy statements, and other information from the Public Reference Section of the SEC, at prescribed rates, by calling 1-800-SEC-0330. The SEC maintains a World Wide Web site on the Internet at http://www.sec.gov where you can access reports, proxy, information and registration statements, and other information regarding registrants that file electronically with the SEC through the EDGAR system.

United has filed a registration statement on Form S-4 to register the United common stock to be issued to the Peoples shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of United in addition to being a proxy statement of Peoples for the special meeting of Peoples shareholders to be held on __________, 2001, as described herein. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. This proxy statement/prospectus summarizes some of the documents that are exhibits to the registration statement, and you should refer to the exhibits for a more complete description of the matters covered by those documents.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

This document incorporates important business and financial information about United and Peoples which is not included in or delivered with this proxy statement/prospectus. The following documents previously filed by United under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

  United’s Form 10-K for the fiscal year ended December 31, 2000;

  United’s Form 10-Q for the quarter ended March 31, 2001;

  United’s Form 10-Q for the quarter ended June 30, 2001;

  United’s Proxy Statement for the 2001 Annual Meeting;

  All other reports filed by United pursuant to sections 13(a) or 15(d) of the Exchange Act since December 31, 2000, and prior to the date the merger is completed; and

  All documents subsequently filed pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the date the merger is completed.

The following documents previously filed by Peoples under the Securities Exchange Act of 1934 are incorporated by reference into this proxy statement/prospectus:

  Peoples’ Form 10-KSB for the fiscal year ended December 31, 2000;

  Peoples Form 10-QSB for the quarter ended March 31, 2001; and

  Peoples Form 10-QSB for the quarter ended June 30, 2001.

Documents incorporated by reference are available from United and Peoples without charge, excluding all exhibits, unless an exhibit has been specifically incorporated by reference in

(ii)

this proxy statement/prospectus. Peoples shareholders may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Elaine B. Lovvorn, Corporate Secretary, at 119 Maple Street, Carrollton, Georgia 30117, telephone number (770) 838-9608. If you would like to request documents, please do so by __________, 2001 to receive them before the special shareholders meeting.

A copy of each of Peoples’ Form 10-KSB for the year ended December 31, 2000, and Form 10-QSB for the quarter ended June 30, 2001 accompany this proxy statement/prospectus.

All information concerning United and its subsidiaries has been furnished by United, and all information concerning Peoples and its subsidiaries has been furnished by Peoples. Peoples shareholders should rely only on the information contained or incorporated by reference in this proxy statement/prospectus in making a decision to vote on the merger. No person has been authorized to provide Peoples shareholders with information that is different from that contained in this proxy statement/prospectus.

This proxy statement/prospectus is dated __________, 2001. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of United common stock in the merger shall create any implication to the contrary.

This proxy statement/prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is not lawful to make any such offer or solicitation in such jurisdiction. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made hereunder shall, under any circumstances, create an implication that there has been no change in the affairs of United or Peoples since the date hereof, or that the information herein is correct as of any time subsequent to its date.

A WARNING ABOUT FORWARD-LOOKING STATEMENTS

Some of the statements made in this proxy statement/prospectus (and in other documents to which it refers) are "forward-looking statements." When used in this document, the words "anticipate," "believe," "estimate," and similar expressions generally identify forward-looking statements. These statements are based on the beliefs, assumptions, and expectations of United’s and Peoples’ management, and on information currently available to those members of management. They are expressions based on historical fact, but do not guarantee future performance. Forward-looking statements include information concerning possible or assumed future results of operations of United after the proposed merger. Forward-looking statements involve risks, uncertainties, and assumptions, and certain factors could cause actual results to differ from results expressed or implied by the forward-looking statements, including:

  economic conditions (both generally, and more specifically in the markets where United and Peoples operate);

  competition from other companies that provide financial services similar to those offered by United and Peoples;

  government regulation and legislation;

  changes in interest rates;

  unexpected changes in the financial stability and liquidity of United’s and Peoples’ credit customers;

(iii)

  combining the businesses of United and Peoples may cost more or take longer than expected;

  integrating the businesses and technologies of United and Peoples may be more difficult than expected;

  retaining key personnel of United and Peoples may be more difficult than expected;

  revenues of the combined entity following the merger may be lower than expected, and the operating costs of the combined entity may be higher than expected;

  expected cost savings resulting from the merger may not be fully realized, or may not be realized as soon as expected; and

  technological changes may increase competitive pressures and increase costs.

We believe these forward-looking statements are reasonable. You should not, however, place undue reliance on these forward-looking statements, because the future results and shareholder values of United following completion of the merger may differ materially from those expressed or implied by these forward-looking statements.

(iv)

QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       What will I receive in the merger?

A:       You will receive, for each share of Peoples common stock that you own at the time of the effective date of the merger, 0.4473684 shares of United common stock. United will not issue fractional shares in the merger. Instead, you will receive a cash payment, without interest, for the value of any fraction of a share of United common stock that you would otherwise be entitled to receive based upon $38.00 a share of United common stock. For example: If you own 100 shares of Peoples common stock, in the merger you would receive 44 shares of United common stock and a check for $28 (.73684 x $38.00).

Q:       What am I being asked to approve?

A:       You are being asked to approve the Agreement and Plan of Reorganization by and between Peoples and United, by which Peoples will be merged with and into United. Approval of the merger agreement requires the affirmative vote of more than 50% of the outstanding shares of Peoples common stock. The Peoples board of directors has unanimously approved and adopted the Agreement and Plan of Reorganization and recommends voting FOR approval of this merger agreement.

Q:       What should I do now?

A:       Just indicate on your proxy card how you want to vote, and sign and mail it in the enclosed envelope as soon as possible so that your shares will be represented at the meeting. If you sign and send in a proxy card but do not indicate how you want to vote, your proxy will be voted in favor of the proposal to approve and adopt the merger agreement. A special shareholders meeting will take place at _____ __.m. on __________, 2001 at 119 Maple Street, Carrollton, Georgia to vote upon the proposal.

          You may attend the meeting and vote your shares in person, rather than voting by proxy. In addition, you may withdraw your proxy up to and including the day of the special shareholders meeting by notifying Peoples’ corporate secretary prior to the meeting, in writing, or by submitting an executed, later-dated proxy to: Elaine B. Lovvorn, Corporate Secretary, Peoples Bancorp, Inc., 119 Maple Street, Carrollton, Georgia 30117

Q:       What risks should I consider?

A:       We encourage you to read this entire document carefully. In particular, you should carefully consider the "Risk Factors

Relating to the Merger" beginning on page 6. You should also review the factors considered by each company’s board of directors discussed in "Details of the Proposed Merger ’ Background of and Reasons for the Merger" beginning on page 10.

Q:       When is the merger expected to be completed?

A:       We plan to complete the merger during the fourth quarter of 2001.

Q:       What are the tax consequences of the merger to me?

A:       We expect that the exchange of shares by Peoples shareholders generally will be tax-free to Peoples shareholders for federal income tax purposes. Peoples shareholders will, however, have to pay taxes on cash received for fractional shares. To review the tax consequences to Peoples shareholders in greater detail, see "Details of the Proposed Merger ’ Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel" beginning on page 20.

Your tax consequences will depend on your personal situation. You should consult your tax adviser for a full understanding of the tax consequences of the merger to you.

Q:       If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A:       Your broker will vote your shares of common stock only if you provide instructions on how to vote. Following the directions your broker provides, you should instruct your broker how to vote your shares. If you do not provide instructions to your broker, your shares will not be voted, and this will have the effect of a vote against the merger.

Q:       Should I send in my stock certificates now?

A:       No. After the merger is completed, you will receive written instructions from SunTrust Bank, exchange agent for United, for exchanging your Peoples common stock certificates for United common stock certificates.

Q:       Who should I call with questions about the merger?

A:       You should call Elaine Lovvorn at (770) 838-9608.

(v)

SUMMARY OF TERMS OF THE MERGER

This summary highlights selected information from this proxy statement/prospectus regarding the proposed merger. This summary may not contain all of the information that is important to you as you consider the proposed merger and related matters. For a more complete description of the terms of the proposed merger, you should carefully read the entire proxy statement/prospectus, and the related documents to which it refers. The Agreement and Plan of Reorganization, which is the legal document that governs the proposed merger, is incorporated by reference into this document, and is attached as Appendix A.

In addition, the sections entitled "Where You Can Find More Information," on page (ii), and "Incorporation of Certain Documents By Reference," on page (ii), contain references to additional sources of information about United and Peoples.

  The Companies (see pages 22 and 25)

United Community Banks, Inc.
63 Highway 515
Blairsville, Georgia 30512
(706) 745-2151

United is a multi-bank holding company based in Blairsville, Georgia. All of United’s activities are conducted through its wholly-owned subsidiaries: United Community Bank, a full service commercial bank with its main office in Blairsville, Georgia; Towns County Bank, a full service commercial bank with its main office in Hiawassee, Georgia; Peoples Bank of Fannin County, a full service commercial bank with its main office in Blue Ridge, Georgia;  White County Bank, a full service commercial bank with its main office in Cleveland, Georgia; First Clayton Bank & Trust, a full service commercial bank with its main office in Clayton, Georgia; Independent Bank & Trust Company, a full service commercial bank with its main office in Powder Springs, Georgia; Dawson County Bank, a full service commercial bank with its main office in Dawsonville, Georgia; and Carolina Community Bank, a full service commercial bank with its main office in Murphy, North Carolina.

Each of these subsidiaries of United provide customary types of banking services, such as checking accounts, savings accounts, and time deposits. They also engage in commercial and consumer lending, make secured and unsecured loans, and provide other financial services.

United also owns an insurance agency, United Agencies, Inc., and a consulting firm for the financial services industry, Brintech, Inc.

At June 30, 2001, United had total consolidated assets of approximately $2.6 billion, total consolidated loans of approximately $1.9 billion, total consolidated deposits of approximately $2.0 billion, and total consolidated shareholders’ equity of approximately $174 million.

Peoples Bancorp, Inc.
119 Maple Street
Carrollton, Georgia 30117
(770) 838-9608

Peoples is a one-bank holding company based in Carrollton, Georgia. Peoples is the parent company of Peoples Bank of West Georgia, a full service commercial bank with its main office in Carrollton, Georgia. Peoples Bank provides customary types of banking services such as checking accounts, savings accounts, and time deposits. It also engages in commercial and consumer lending, makes secured and unsecured loans, and provides other financial services.

At June 30, 2001, Peoples had total consolidated assets of approximately $76.2 million, total consolidated loans of approximately $50.7 million, total consolidated deposits of approximately $60.2 million, and total consolidated shareholders’ equity of approximately $8.7 million.

  The Terms of the Merger (see page 11)

If the merger is approved, Peoples will be merged with and into United, with United being the surviving company. Upon consummation of the merger, Peoples Bank will become a subsidiary of United, and will be known as United Community Bank West Georgia. As a result of the merger, you will receive, for each share of Peoples common stock you own on the effective date of the merger, 0.4473684 shares of United common stock. You will also receive a cash payment for any fractional shares in an amount equal to the fraction multiplied by $38.00.

  The Reasons Management of Both Companies Support the Merger (see page 10)

The boards of directors of Peoples and United support the merger and believe that it is in the best interests of both companies, and their respective shareholders. The board of directors of Peoples believes the merger will permit Peoples shareholders to have an equity interest in a resulting financial institution that has greater financial resources and a larger shareholder base, which may increase liquidity and marketability of the equity investment of Peoples shareholders. The board of directors of United believes that Peoples provides United with an expansion opportunity into an attractive new market area. Both boards of directors also believe that the terms of the merger are fair and equitable. In addition, both boards of directors believe that following the merger, the size of the combined organization is sufficiently large to take advantage over time of significant economies of scale, but is still small enough to maintain the competitive advantages of community-oriented banks.

  Shareholders’ Meeting (see page 13)

The special meeting of shareholders of Peoples will be held on __________, 2001, at _____ __.m., at the offices of Peoples Bank, at 119 Maple Street, Carrollton, Georgia, for the purpose of voting on approval of the merger agreement.

  Record Date (see page 13)

You are entitled to vote at the shareholders’ meeting if you owned shares of Peoples common stock on __________, 2001.

  Vote Required (see page 13)

Approval by holders of a majority of the Peoples common stock outstanding on __________, 2001, is required to approve the merger agreement.

As of June 30, 2001, 800,000 shares of Peoples common stock were issued and outstanding. There are 377,636 shares, or 47%, of Peoples common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger. All of the directors and executive officers of Peoples have agreed to vote their shares in favor of the merger.

  Conditions, Termination, and Effective Date (see page 11)

The merger will not occur unless certain conditions are met, and United or Peoples can terminate the merger agreement if specified events occur or fail to occur. The merger must be approved by the Peoples shareholders, the Board of Governors of the Federal Reserve System, and the Department of Banking and Finance of the State of Georgia.  The approval of the Georgia Department of Banking and Finance has been received.

The closing of the merger will occur after the merger agreement is approved by Peoples shareholders and after the articles of merger are filed as required under Georgia law.

  Rights of Dissenting Shareholders (see page 18)

You are entitled to dissent from the merger and to demand payment of the "fair value" of your Peoples common stock in cash if you follow certain statutory provisions regarding the rights of dissenting shareholders under Article 13 of the Georgia Business Corporation Code.

  Federal Income Tax Consequences (see page 20)

Peoples will receive an opinion from Kilpatrick Stockton LLP stating that, assuming the merger is completed as currently anticipated, neither Peoples nor the shareholders of Peoples who receive shares of United common stock in connection with the merger will recognize any gain or loss for federal income tax purposes. Neither United nor Peoples has requested a ruling to that effect from the Internal Revenue Service. Any cash you receive as payment for any fractional interests or as payment after exercising your right to dissent will be treated as amounts distributed in redemption of your Peoples common stock, and that amount will be taxable under the Internal Revenue Code as either ordinary income or capital gain or loss, depending upon your particular circumstances.

  Accounting Treatment (see page 18)

United intends to account for the merger as a purchase for financial reporting and accounting purposes.

  Markets for Capital Stock

United’s common stock is not traded on an established public market. The following table sets forth certain information regarding trades of United common stock known by United’s management for the indicated periods:

	Number of	Aggregate	Size of Trades		Price of Trades
Year	Trades	Shares	Smallest	Largest	Lowest	Highest

2001 (through August 31, 2001)	315	287,922	1 share	10,000 shares	$29.00	$40.00
2000	452	246,000	1 share	10,000 shares	32.00	50.00
1999	883	602,500	1 share	10,000 shares	35.00	55.00

On July 6, 2001, the most recent date with a stock trade prior to the public announcement of the merger, there was one sale of United common stock known to United’s management, aggregating 982 shares at a price of $35.00 per share.

Peoples’ common stock is not traded on an established public trading market The following table sets forth certain information regarding trades of Peoples common stock known by Peoples’ management for the indicated periods:

	Number of	Aggregate	Size of Trades		Price of Trades
Year	Trades	Shares	Smallest	Largest	Lowest	Highest

2001 (through August 31, 2001)	6	1,250	100 shares	375 shares	$11.00	$14.00
2000	14	21,385	100 shares	3,000 shares	10.50	14.00
1999	13	19,181	100 shares	8,180 shares	10.00	11.00

The most recent trade known to management of each company’s common stock as of __________, 2001, the date before the printing of this proxy statement/prospectus, was $_____ per share for United and $12.50 per share for Peoples.

  Dividends (see page 17)

United declared a cash dividend of $.10 per share in the first quarter of 2001, a cash dividend of $.10 per share in the second quarter of 2001, and paid aggregate cash dividends of $.30 per share in 2000, $.20 per share in 1999, and $.15 per share in 1998. United intends to continue paying cash dividends, but the amount and frequency of cash dividends, if any, will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United, and will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

Peoples has paid no dividends since its incorporation in 1996. The merger agreement places restrictions on Peoples’ ability to pay dividends prior to the closing of the transaction.

  There are Some Differences in Shareholders’ Rights Between Peoples and United (see page 15)

If you own shares of Peoples common stock, following the merger, your rights as shareholders will no longer be governed by Peoples’ articles of incorporation and bylaws. Instead, you will automatically become United shareholders, and your rights as United shareholders will be governed by United’s articles of incorporation and bylaws. Your rights as a Peoples shareholder and your rights as a United shareholder are different in certain ways.

Specifically, Peoples’ articles of incorporation and bylaws divide the members of its board of directors into three different classes, with the classes serving staggered three-year terms. United’s articles of incorporation and bylaws do not divide the members of its board of directors into classes. Instead, all members of United’s board of directors serve one-year terms. Additionally, if not previously approved by two-thirds of Peoples’ board of directors, the articles of incorporation and bylaws of Peoples require a higher percentage of affirmative votes to remove a director, enter into a business combination, or amend the articles of incorporation or bylaws of Peoples, than do the articles of incorporation and bylaws of United. Finally, the articles of incorporation of Peoples sets forth different requirements with respect to the ability of shareholders to call special meetings, or act without a meeting, than do the bylaws of United.

  Interests of Directors and Officers of Peoples in the Merger (see page 15)

Some of the directors and officers of Peoples have interests in the merger in addition to their interests as shareholders generally, including the following:

  In connection with the merger agreement, United has agreed to provide generally to officers and employees of Peoples who continue employment with United or its subsidiaries employee benefits under employee benefit plans, on terms and conditions substantially similar to those currently provided to similarly situated United officers and employees.

  As a condition to the closing of the merger, Peoples and Timothy I. Warren, president of Peoples and president and chief executive officer of Peoples Bank, have agreed to terminate Mr. Warren’s employment agreement with Peoples Bank prior to the closing of the merger. In connection with the termination of Mr. Warren’s employment agreement, Mr. Warren will receive a payment of $432,715 from Peoples Bank.

  Upon completion of the merger, Mr. Warren will continue as President and chief executive officer of Peoples Bank, and United and Mr. Warren will enter into a new employment agreement which includes a provision for compensation to Mr. Warren if he is terminated in connection with a change of control of United.

  Following the merger, United will generally indemnify and provide liability insurance to the present directors and officers of Peoples, subject to certain exceptions.

RISK FACTORS RELATING TO THE MERGER

The following paragraphs describe what we believe are the material risks associated with the proposed merger and the material risks associated with an equity investment in United common stock as a result of the merger. You should carefully consider the risks described below before voting on the merger agreement.

United common stock is not traded on any established public market, and a liquid trading market for United common stock may not develop.

United common stock is not traded on any established public market. We cannot say with any certainty whether an active or liquid trading market for United common stock will develop. Because of this, it may be difficult for you to sell any shares of United common stock, or if you are able to sell shares, it may be difficult to sell a large number of shares of United common stock for the same price at which you may be able to sell a smaller number of shares.

COMPARATIVE SHARE DATA REGARDING
UNITED AND PEOPLES

We have summarized below the per share reported results information for United and Peoples on a historical, pro forma combined and equivalent basis. You should read this information in conjunction with the historical financial statements (and related notes) contained in the annual and quarterly reports and other documents we have filed with the Securities and Exchange Commission. The pro forma combined information gives effect to the merger accounted for as a purchase, assuming that 0.4473684 of a share of United common stock is issued for each outstanding share of Peoples common stock. Pro forma equivalent of one Peoples common share amounts are calculated by multiplying the pro forma combined basic and diluted earnings per share, United historical per share dividend and the pro forma combined shareholders’ equity by an assumed exchange ratio of 0.4473684 of a share of United common stock so that the per share amounts equate to the respective values for one share of People’s common stock. You should not rely on the pro forma information as being indicative of the historical results that we would have had if we had been combined or the future results that we will experience after the merger, nor should you rely on the six-month information as being indicative of results expected for the entire year or for any future interim period. Management believes that the final allocation of purchase price could differ materially from the estimated allocation used for pro forma purposes.

	As of the Six-Months Ended June 30, 2001	As of the Year Ended December 31, 2000
Net earnings per common share (basic)
United Historical	$ 1.26	$ 1.41
Peoples Historical	0.32	0.29
United and Peoples Pro Forma Combined (a)	1.25	1.38
Peoples Pro Forma Equivalent (b)	0.56	0.62
Net earnings per common share (diluted)
United Historical	1.24	1.39
Peoples Historical	0.32	0.29
United and Peoples Pro Forma Combined (a)	1.21	1.34
Peoples Pro Forma Equivalent (b)	0.54	0.60
Cash Dividends Per Common Share
United Historical	0.20	0.30
Peoples Historical	--	--
United and Peoples Pro Forma Combined (a) (c)	0.20	0.30
Peoples Pro Forma Equivalent (d)	0.09	0.13
Book Value Per Common Share (Period End)
United Historical	16.37	14.79
Peoples Historical	10.87	10.42
United and Peoples Pro Forma Combined (a)	17.08	15.55
Peoples Pro Forma Equivalent (b)	7.64	6.96

(a)	Computed giving effect to the merger.
(b)	Computed based on the Peoples per share exchange ratio of 0.4473684 shares of United common stock for each share of Peoples common stock designated for the purposes of this computation.
(c)	Represents historical dividends paid by United, and assumes United will not change its dividend policy as a result of the merger.
(d)

Represents historical dividends paid per share by United multiplied by the exchange ratio of 0.4473684 shares of United common stock for each share of Peoples common stock designated for purposes of this computation.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION

We are providing the following information to help you analyze the financial aspects of the merger. We derived this information from United’s and Peoples’ audited financial statements for 1996 through 2000 and unaudited financial statements for the six months ended June 30, 2001 and 2000. This information is only a summary, and you should read it in conjunction with our historical financial statements (and related notes) contained in the annual and quarterly reports and other documents that we have filed with the Securities and Exchange Commission. You should not rely on the six-month information for United or Peoples as being indicative of results expected for the entire year or for any future interim period.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF UNITED
(In thousands, except per share amounts and ratios)

	Six Months ended June 30,		As of and For the Years Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
United Community Banks, Inc. and Subsidiaries Historical Financial Information

Operating Results (1)
Net interest revenue	$ 53,245	$ 46,322	$ 96,524	$ 80,969	$ 68,042	$ 54,168	$ 41,708
Net income	13,370	9,889	21,747	17,253	15,650	13,370	10,443

Basic earnings per share	1.26	0.98	2.11	1.71	1.57	1.39	1.15
Diluted earnings per share	1.24	0.96	2.07	1.67	1.54	1.38	1.13
Cash dividends declared per share	0.20	0.15	0.30	0.20	0.15	0.10	0.10
Book value per share	16.37	13.47	14.79	11.82	11.73	10.22	8.08
Total assets	2,568,227	2,500,829	2,528,879	2,384,678	1,813,004	1,410,596	1,087,454

Basic average shares outstanding	10,526	10,119	10,300	10,079	9,999	9,589	9,080
Diluted average shares outstanding	10,811	10,416	10,597	10,421	10,306	9,817	9,271

Reported Results
Net income	$ 13,370	$ 9,889	$ 14,517	$ 16,098	$ 15,650	$ 13,360	$ 10,443
Basic earnings per share	1.26	0.98	1.41	1.60	1.57	1.39	1.15
Diluted earnings per share	1.24	0.96	1.39	1.56	1.54	1.38	1.13

(1)	Excludes merger related charges of $10.6 million and $1.8 million for the years ended December 31, 2000 and 1999. These charges decreased net income by $7.2 million and $1.2 million, and diluted earnings per share by $0.68 and $0.11, respectively.

SUMMARY CONSOLIDATED FINANCIAL INFORMATION OF PEOPLES
(In thousands, except per share amounts and ratios)

	Six Months ended June 30,		As of and For the Years Ended December 31,
	2001	2000	2000	1999	1998	1997	1996
Peoples Bancorp, Inc. and Subsidiary Historical Financial Information

Net interest revenue	$ 1,499	$ 1,110	$ 2,390	$ 1,560	$ 1,172	$ 702	$ 16
Net income (loss)	256	52	228	255	174	(227)	(93)

Basic earnings (loss) per share	0.32	0.07	0.29	0.32	0.22	(0.28)	--
Diluted earnings (loss) per share	0.32	0.07	0.29	0.32	0.22	(0.28)	--
Cash dividends declared per share	--	--	--	--	--	--	--
Book value per share	10.87	9.93	10.42	9.94	9.86	9.62	--
Total assets	76,182	60,237	67,283	49,616	34,523	21,634	7,224

Basic average shares outstanding	800	800	800	800	800	800	800
Diluted average shares outstanding	814	800	800	800	800	800	800

DETAILS OF THE PROPOSED MERGER

Background of and Reasons for the Merger

During the spring and summer of 2001, the board of directors of Peoples considered a number of prospective strategic transactions for Peoples to pursue. Because of the compatibility in philosophy, the board was interested in pursuing the possibility of a merger with United. In May 2001, Timothy Warren and Phillip Kauffman, the chief executive officer and chairman of the board of Peoples, respectively, approached Jimmy Tallent, president and chief executive officer of United, to determine if there might be some interest in considering a merger of the institutions.

On June 26, 2001, Mr. Tallent made a presentation concerning United’s business and operations at a special called meeting of the Peoples board of directors. The valuation and the terms and conditions of United’s proposal were discussed. At this meeting, the board authorized Mr. Warren to negotiate the Agreement with United. The Agreement was approved by the board on July 10, 2001.

Without assigning any relative or specific weights to the factors, the board of directors of Peoples considered the following material:

  The value of the consideration to be received by Peoples shareholders relative to the book value and earnings per share of Peoples common stock;

  Certain information concerning the financial condition, results of operations and business prospectus of United;

  The financial terms of recent business combinations in the financial services industry and a comparison of the multiples of selected combinations with the terms of the proposed transaction with United;

  The alternatives to the merger, including remaining an independent institution;

  The competition and regulatory environment for financial institutions generally; and

  The fact that the merger will enable Peoples shareholders to exchange their shares of Peoples common stock, in a tax-free transaction, for shares of common stock of a larger company, the stock of which is more widely held and more liquid than that of Peoples.

The board of directors of Peoples believes the merger is in the best interest of its shareholders because the merger will permit them to exchange their ownership in Peoples for an equity interest in United, which has greater financial resources than Peoples. The board of directors of Peoples also believes that the terms of the merger, including the basis of exchange, 0.4473684 shares of United common stock for each share of Peoples common stock, which was determined through arms-length negotiations between United and Peoples, are fair and equitable and take into account the relative earning power of United and Peoples, historic and anticipated operations, the economies of scale to be achieved through the merger, the trading prices of the stocks of the respective companies, and other pertinent factors.

The board of directors of Peoples believes that in the current regulatory and competitive environment, larger organizations with greater economies of scale, including the ability to spread largely fixed costs over a larger gross income base and the ability to attract management talent able to compete in a more sophisticated financial services environment, will be more successful than smaller organizations. Management of United and Peoples believes that there is a future for community banks in the banking industry, but that community banks will be required to achieve a critical size to maintain above-average economic performance.

The Merger Agreement

The material features of the merger agreement are summarized below:

Effective Date

The merger agreement provides that the merger will be effective on the date and at the time the Certificate of Merger reflecting the proposed merger becomes effective with the Secretary of State of the State of Georgia. The merger also is subject to approval by the Board of Governors of the Federal Reserve System and the Department of Banking and Finance of the State of Georgia. The Department of Banking and Finance of the State of Georgia has already approved the merger.  Management of United and Peoples anticipate that the merger will become effective during the fourth quarter of 2001.

Terms of the Merger

Peoples shareholders will receive, for each share of Peoples common stock they own on the effective date of the merger, 0.4473684 shares of United common stock. United shareholders will continue to hold their existing shares of United common stock. If, prior to the closing, the outstanding shares of United common stock or Peoples common stock are increased through a stock dividend, stock split, reverse stock split, subdivision, recapitalization, or reclassification of shares, or are combined into a lesser number of shares by reclassification, recapitalization, or reduction of capital, the number of shares of United common stock to be delivered pursuant to the merger in exchange for a share of Peoples common stock will be proportionately adjusted.

United will not issue fractional shares of United common stock in connection with the merger, and an outstanding fractional share interest will not entitle the owner thereof to vote, receive dividends, or exercise any rights as a shareholder of United with respect to that fractional interest. Instead of issuing any fractional shares of United common stock to a Peoples shareholder, United will pay in cash an amount (computed to the nearest cent) equal to that fraction multiplied by $38.00 per share.

If the merger is completed, shareholders of Peoples will become shareholders of United, and Peoples will be merged with and into United. Following the merger, the articles of incorporation, bylaws, corporate identity, and existence of United will not be changed, and Peoples will cease to exist as a separate entity.

Conversion of Stock Options

If the merger is completed, each existing option to purchase Peoples common stock will be converted into the right to purchase shares of United common stock. The number of shares underlying each such option after the merger will be determined by multiplying such number immediately prior to the merger by 0.4473684, and the exercise price of each such option after the merger will be determined by dividing such amount immediately prior to the merger by 0.4473684.

Registration of United Common Stock

United has agreed, prior to the closing of the merger, to register the shares of United common stock to be exchanged for shares of Peoples common stock with the Securities and Exchange Commission, and to use its reasonable best efforts to maintain the effectiveness of such registration through the date of closing of the merger. Such registration will not cover resales of United common stock by any former holders of Peoples common stock, and United is under no obligation to maintain the effectiveness of such registration, or to prepare and file any post-effective amendments to such registration, after the date of closing of the merger.

Termination and Conditions of Closing

The merger agreement may be terminated and the merger abandoned at any time either before or after approval of the merger agreement by the shareholders of Peoples, but not later than the effective date of the merger:

  by either party, if a material adverse change in the financial condition or business of the other party has occurred, which change would reasonably be expected to have a material adverse effect on the market price of such party’s common stock; or if material loss or damage to the other party’s properties or assets has occurred, which change, loss or damage materially affects or impairs such party’s ability to conduct its business;

  by either party, if the other party has not substantially complied with, or substantially performed, the terms, covenants or conditions of the merger agreement, and such non-compliance has not otherwise been waived;

  by either party, if such party learns of any fact or conditions not disclosed by the other party in the merger agreement, the other party’s disclosure memorandum or audited financial statements, which fact or conditions were required to be disclosed, and which has a material adverse effect on the other party;

  by either party, if any action, suit or proceeding is instituted or threatened against either party seeking to restrain, prohibit or obtain substantial damages in respect of the merger agreement or the consummation of the merger, which, in the good faith opinion of the terminating party makes consummation of the merger inadvisable;

  by either party, if the merger has not occurred on or before December 31, 2001;

  by United, if the holders of more than 5% of the outstanding shares of Peoples common stock elect to exercise statutory dissenters’ rights;

  by either party, if the Peoples shareholders do not approve the merger agreement; or

  by United, if it learns of any potential liability arising from noncompliance with any federal, state or local environmental law by Peoples, or any potential liability of Peoples arising from any environmental condition of the properties or assets of Peoples, including any properties or assets in which Peoples holds a security interest.

The following are some of the required conditions of closing:

  the accuracy of the representations and warranties of all parties contained in the merger agreement and related documents as of the date when made and the effective date;

  the performance of all agreements and conditions required by the merger agreement;

  the delivery of officers’ certificates, resolutions, and legal opinions to Peoples and United;

  approval of the merger by the Peoples shareholders;

  receipt of all necessary authorizations of governmental authorities, and the expiration of any regulatory waiting periods;

  effectiveness of the registration statement of United relating to the shares of United common stock to be issued to Peoples shareholders in the merger, of which this document forms a part;

  the receipt by United of a letter from Mauldin & Jenkins, LLC regarding the accuracy of the Peoples financial statements;

  the issuance of a certificate of merger by the Secretary of State of Georgia; and

  the receipt by United of evidence of the termination of the employment agreement, dated as of September 14, 1998, between Peoples and Timothy I. Warren;

  the receipt by United of an employment agreement executed by Timothy I. Warren, in form reasonably satisfactory to United and Mr. Warren;

  the receipt by Peoples of the opinion of Kilpatrick Stockton LLP as to the tax consequences of the merger to Peoples shareholders;

Surrender of Certificates

Shortly after the effective date of the merger, each holder of Peoples common stock (as of that date) will be required to deliver his or her shares of Peoples common stock to United’s exchange agent, SunTrust Bank. After delivering his, her, or its shares of Peoples common stock, the holder will receive a stock certificate for the number of shares of United common stock that the holder is entitled to receive under the merger agreement, and a cash payment for any fractional interest in United common stock. Until a holder delivers his or her shares of Peoples common stock to SunTrust Bank, he or she will not receive payment of any dividends or other distributions on shares of United common stock into which his, her, or its shares of Peoples common stock have been converted, and will not receive any notices sent by United to its shareholders with respect to, or to vote, those shares. After delivering the shares to SunTrust Bank, the holder will then be entitled to receive any dividends or other distributions, without interest, which become payable after the merger but prior to the holder’s delivery of the certificates to SunTrust Bank.

Required Shareholder Approval

The holders of a majority of the outstanding shares of Peoples common stock entitled to vote at the special meeting must approve the merger agreement for the merger to be completed. Abstentions from voting and broker non-votes will be included in determining whether a quorum is present and will have the effect of a vote against the merger agreement.

On __________, 2001, the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting, the outstanding voting securities of Peoples consisted of 800,000 shares of Peoples common stock, with each registered holder of Peoples common stock being entitled to one vote per share. Certain executive officers and members of Peoples’ board of directors, who have entered into agreements with United to vote their shares of Peoples common stock in favor of the merger, own or control 377,636 shares, which is approximately 47% of the outstanding shares of Peoples common stock.

Expenses

All expenses incurred by United in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing this proxy statement/prospectus and all regulatory applications with state and federal authorities shall be paid by United. All expenses incurred by Peoples in connection with the merger agreement, including all fees and expenses of its agents, representatives, counsel and accountants for Peoples and the cost of reproducing and mailing this proxy statement/prospectus shall be paid by Peoples.

Conduct of Business of Peoples Pending Closing

The merger agreement provides that, pending consummation of the merger, Peoples will, except with the written consent of United:

  operate its business in the ordinary course, without the creation of any indebtedness for borrowed money;

  maintain its properties and assets in good operating condition, ordinary wear and tear excepted;

  maintain and keep in full force and effect all required insurance;

  preserve its capital structure and make no change in its authorized or issued capital stock or other securities, and grant no right or option to purchase or otherwise acquire any of its capital stock or securities;

  declare or make no dividend, distribution or payment in respect of its common stock;

  not, directly or indirectly, redeem, purchase or otherwise acquire any shares of its capital stock;

  make no amendment to its articles of incorporation or bylaws, and preserve its corporate existence and powers;

  acquire no business, corporation, partnership, association or other entity or division thereof, and no assets which are material, in the aggregate, to it;

  not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein, or any tangible or intangible asset (other than in the ordinary course of business);

  make no change in its banking and safe deposit arrangements;

  enter into no material contracts, other than renewals of existing contracts or contracts for the substitution of vendors in existing contracts;

  maintain all books and records in the usual, regular and ordinary course;

  file all reports required to be filed with any regulatory or governmental agencies, and deliver copies of such reports to United promptly after they are filed; and

  make no severance or termination payment to any director, officer or other employee, and adopt no severance plan, other than any payment or series of payments to be made to

Timothy I. Warren in connection with the termination of his employment agreement with Peoples, and so long as such payment or series of payments to Mr. Warren does not constitute an "excess parachute payment," as defined under Section 280G(b)(1) of the Internal Revenue Code of 1986, as amended.

In addition, the merger agreement provides that Peoples will promptly advise United, orally and in writing, of any change or event having, or which the Peoples management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Peoples.

Interest of Management in the Transaction

Except as set forth below, no director or officer of Peoples, or any of their associates, has any direct or indirect material interest in the merger, except that those persons may own shares of Peoples common stock which will be converted in the merger into United common stock. United and Peoples do not anticipate that the merger will result in any material change in compensation to employees of Peoples.

As a condition to the closing of the merger, Peoples, Peoples Bank and Timothy I. Warren, the president of Peoples and the president and chief executive officer of Peoples Bank, have agreed to terminate Mr. Warren’s employment agreement, dated as of September 14, 1998, pursuant to which Mr. Warren had agreed to forgo annual bonuses in return for, at his option, a substantial payment in the event of a change in control, prior to the closing of the merger. In connection with the termination of Mr. Warren’s employment agreement, Mr. Warren will receive a payment of $432,715 from Peoples Bank.

Upon completion of the merger, United will employ Mr. Warren as president and chief executive officer of Peoples Bank, which will be a subsidiary of United, and will enter into a new employment agreement with Timothy I. Warren. If Mr. Warren is terminated due to a change of control of United, as defined in the agreement, he may receive a payment equal to his then-current annual salary for a period of two years from his date of termination.

United has agreed in the merger agreement to provide employee benefits to Peoples employees that are substantially similar to those currently provided by United to its employees and to indemnify each person entitled to indemnification by Peoples for liabilities arising from acts or omissions arising prior to the effective date of the merger.

There are 377,636 shares, or 47%, of Peoples common stock held by its directors, executive officers, and their affiliates, all of which are entitled to vote on this merger. All of the directors and executive officers of Peoples have agreed to vote their shares in favor of the merger.

Comparison of the Rights of Peoples and United Shareholders

Upon completion of the merger, holders of Peoples common stock on the effective date of the merger, other than dissenting shareholders, will become shareholders of United. Although United and Peoples are both organized under the laws of Georgia, differences arise when comparing provisions of each corporation’s respective articles of incorporation and bylaws. The following is a comparison between various provisions of United’s and Peoples’ articles of incorporation and bylaws.

Composition of Board of Directors

The articles of incorporation and bylaws of Peoples provide that its board of directors will consist of at least six, but not more than twenty members, and the board of directors has set the number of Peoples directors at twelve. The bylaws of Peoples also provide that its board of directors will be divided into three classes. The bylaws further provide that the members of each class will be elected for a term of three years and until their successors are elected and qualified, with one class of directors being elected by ballot annually.

The bylaws of United provide that its board of directors will consist of at least eight, but not more than fourteen, members, and the bylaws do not divide the members of United’s board of directors into classes. All members of the United board of directors are elected annually, and serve for one-year terms and until their successors are elected and qualified.

Removal of Directors

The articles of incorporation and bylaws of Peoples provide that directors may be removed by the shareholders only for "cause," as that term is defined in the articles of incorporation and bylaws, and only upon:

  the affirmative vote of at least 75% of the outstanding shares of capital stock of Peoples; or

  the affirmative vote of a majority of the outstanding shares of capital stock of Peoples if such removal is first approved by a resolution adopted by at least two-thirds of the directors of Peoples then in office.

The articles of incorporation of United provide that directors may be removed only for cause and only upon the affirmative vote of the holders of two-thirds of the issued and outstanding shares entitled to vote on the removal.

Approval of Certain Business Transactions

The articles of incorporation of Peoples provide that in order to effect a merger or consolidation of Peoples with another entity, or any sale, transfer or disposition of all or substantially all of the assets of Peoples, or to adopt a plan or proposal for the liquidation or dissolution of Peoples, such business transaction must be approved by:

  the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock of Peoples, voting together as a single class; or

  the affirmative vote of a majority of the outstanding shares of capital stock of Peoples, voting together as a single class, if such business transaction was previously approved by a resolution adopted by at least two-thirds of the directors of Peoples then in office.

The articles of incorporation of United provide that in order to effect a "business combination," as such term is defined in the articles of incorporation, that has not previously been approved by a resolution adopted by at least three-fourths of the directors then in office, the business combination must, in addition to any affirmative vote required by law, and subject to the provisions of any series of preferred stock then outstanding, be approved by:

  the affirmative vote of the holders of at least 75% of the outstanding shares of common stock of United; and

  the separate affirmative vote of at least 75% of the outstanding shares of common stock, excluding those shares held by any "interested shareholder," as that term is defined in the articles of incorporation.

Amendments to Articles of Incorporation and Bylaws

The articles of incorporation of Peoples provide that Peoples’ bylaws may be altered, amended or repealed by a resolution adopted by at least two-thirds of the directors then in office, but the alteration, amendment or repeal of the Peoples’ bylaws by the Peoples shareholders requires the affirmative vote of the holders of at least 80% of the outstanding shares of capital stock, voting as a single class. In addition, the alteration, amendment or repeal of certain sections of the Peoples articles of incorporation requires:

  the affirmative vote of holders of at least 80% of the outstanding shares of capital stock of Peoples, voting as a single class; or

  the affirmative vote of holders of a majority of the outstanding shares of capital stock of Peoples, provided that the alteration, amendment or repeal has been approved previously by resolution adopted by at least two-thirds of the directors then in office.

The articles of incorporation of United provide that such articles, or the bylaws of United, may be amended only by the affirmative vote of holders of two-thirds of the shares of United capital stock then issued and outstanding and entitled to vote.

Shareholders’ Meetings and Action Without a Meeting

The articles of incorporation of Peoples require written request from the holders of at least 75% of the outstanding shares of capital stock of Peoples, together as a single class, in order for the shareholders to call a special meeting of shareholders. In addition, the articles of incorporation of Peoples provide that shareholders may not take any action by written consent in lieu of an annual or special meeting of shareholders.

The bylaws of United provide that a special meeting of shareholders may be called upon the written request of the holders of shares representing at least 25% of the votes that would be entitled to be cast on each issue proposed to be considered at the special meeting. In addition the bylaws of United provide that the United shareholders may take any action by written consent in lieu of a meeting if such consent is signed by the holders of outstanding stock having not less than the minimum number of votes necessary to authorize or take such action at a meeting.

Dividends

United declared cash dividends of $.10 per share in the first quarter of 2001, and $.10 per share in the second quarter of 2001, and paid aggregate cash dividends of $.30 per share in 2000, $.20 per share in 1999 and $.15 per share in 1998. Although United intends to continue paying cash dividends following the merger, United cannot guarantee that it will be able to make dividend payments in the future. The amount and frequency of any cash dividends will be determined by United’s board of directors after consideration of earnings, capital requirements, and the financial condition of United. Additionally, United’s ability to pay cash dividends will depend on cash dividends paid to it by its subsidiary banks. The ability of those subsidiaries to pay dividends to United is restricted by certain regulatory requirements.

Peoples has paid no dividends since its incorporation in 1996. Peoples is prohibited under the merger agreement from paying dividends prior to the closing of the transaction without the prior written consent of United.

Whether the Peoples shareholders approve the merger agreement, and regardless of whether the merger is completed, the future dividend policies of United and Peoples will depend upon each company’s respective earnings, financial condition, appropriate legal restrictions, and other factors relevant at the time the respective boards of directors consider whether to declare dividends.

Accounting Treatment

United intends to account for the merger as a purchase for financial reporting and accounting purposes. After the merger, the results of operations of Peoples will be included in the consolidated financial statements of United. The purchase price will be allocated based on the fair values of the assets acquired and the liabilities assumed. Any excess of cost over fair value of the net tangible and identified intangible assets of Peoples acquired will be recorded as goodwill. Any identified intangible asset may be amortized by charges to operations under general accepted accounting principles.

Resales of United Common Stock by Directors and Executive Officers of Peoples

Although United, through this proxy statement/prospectus, will register the United common stock to be issued in the merger under the Securities Act of 1933, the former directors, executive officers, and shareholders of Peoples who are deemed to be affiliates of United may not resell the United common stock received by them unless those sales are made pursuant to an effective registration statement under the Securities Act of 1933, or under Rules 144 and 145 of the Securities Act, or another exemption from registration under the Securities Act. Rules 144 and 145 limit the amount of United common stock or other equity securities of United that those persons may sell during any three month period, and require that certain current public information with respect to United be available and that the United common stock be sold in a broker’s transaction or directly to a market maker in United common stock.

Regulatory Approvals

The Board of Governors of the Federal Reserve System will be required to approve the merger. In determining whether to grant that approval, the Federal Reserve will consider the effect of the merger on the financial and managerial resources and future prospects of the companies and banks concerned and the convenience and needs of the communities to be served.

The Department of Banking and Finance of the State of Georgia has approved the merger. The Department of Banking and Finance’s review of the application did not include an evaluation of the proposed transaction from the financial perspective of the individual shareholders of Peoples. Further, no shareholder should construe the approval of the application by the Department of Banking and Finance to be a recommendation that the shareholders vote to approve the proposal. Each shareholder entitled to vote should evaluate the proposal to determine the personal financial impact of the completion of the proposed transaction. Shareholders not fully knowledgeable in such matters are advised to obtain the assistance of competent professionals in evaluating all aspects of the proposal including any determination that the completion of the proposed transaction is in the best financial interest of the shareholder.

Rights of Dissenting Shareholders

Peoples is a corporation organized under the laws of the State of Georgia, and its principal place of business and executive offices are in the State of Georgia. Georgia law confers certain rights upon shareholders of corporations organized under its laws to demand payment for the fair value of all of their shares, and it establishes procedures for the exercise of those rights. These shareholder rights are referred to within this document as "dissenters’ rights."

If the merger is completed, under Article 13 of the Georgia Business Corporation Code, a Peoples shareholder who dissents from the merger, and who otherwise complies with the provisions of Article 13, is entitled to demand and receive payment in cash of an amount equal to the fair value of all, but not less than all, of such holder’s shares of Peoples common stock.

A dissenting shareholder of Peoples must exercise his or her dissenters’ rights with respect to all of the shares he or she owns, except for those shares registered in the dissenting shareholder’s name but beneficially owned by another person. If a dissenting shareholder of Peoples has shares registered in his or her name that are beneficially owned by another person, the dissenting shareholder may assert dissenters’ rights for less than all of the shares registered in his or her name, but only if he or she notifies Peoples in writing of the name and address of each person on whose behalf he or she asserts dissenters’ rights. For the purpose of determining the amount to be received in connection with the exercise of statutory dissenters’ rights under the Georgia Business Corporation Code, Georgia law provides that the fair value of a dissenting Peoples shareholder’s common stock equals the value of the shares immediately before the effective date of the merger, excluding any appreciation or depreciation in anticipation of the merger.

A Peoples shareholder who chooses to dissent from the merger and to receive payment of the fair value of his or her shares of Peoples common stock in accordance with the requirements of the Georgia Business Corporation Code must:

  deliver to Peoples, prior to the time the shareholder vote on the merger agreement is taken, a written notice of his or her intent to demand payment for his or her shares if the merger is completed; and

  not vote his, her, or its shares in favor of the merger agreement.

A filing of the written notice of intent to dissent with respect to the merger should be sent to: Elaine B. Lovvorn, Corporate Secretary, 119 Maple Street, Carrollton, Georgia 30117. A vote against the merger agreement alone will not satisfy the requirements for compliance with Article 13 of the Georgia Business Corporation Code. A shareholder who wishes to dissent from the merger must, as an initial matter, separately comply with all of the conditions listed above.

Within ten days after the vote of Peoples shareholders is taken at the special meeting, Peoples will provide to each shareholder who timely submitted a written notice of intent to dissent, and who did not vote in favor of the merger at the special meeting, a dissenters’ notice that:

  states where the dissenting shareholder is to send his, her, or its payment demand, and where the certificates for the dissenting shareholder’s shares, if any, are to be deposited;

  informs holders of uncertificated shares of Peoples common stock as to what extent transfer of the shares will be restricted after the payment demand is received;

  sets a date by which Peoples must receive the dissenting shareholder’s payment demand; and

  is accompanied by a copy of Article 13 of the Georgia Business Corporation Code.

Following receipt of the dissenters’ notice, each dissenting Peoples shareholder must deposit his or her Peoples share certificates and demand payment from Peoples in accordance with the terms of the dissenters’ notice. A dissenting shareholder who does not deposit his or her share certificates and demand payment from Peoples by the date set forth in the dissenters’ notice will forfeit his, her, or its right to payment under Article 13 of the Georgia Business Corporation Code.

Within ten days after the later of the date that the vote of Peoples shareholders is taken at the special meeting, or the date on which Peoples receives a payment demand, Peoples will send a written offer to each shareholder who complied with the provisions set forth in the dissenters’ notice to pay each such shareholder an amount that Peoples estimates to be the fair value of his or her shares, plus accrued interest. The offer of payment will be accompanied by:

  Peoples’ balance sheet as of the end of a fiscal year ending not more than 16 months before the date of making an offer, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

  an explanation of how any interest was calculated;

  a statement of the dissenting shareholder’s right to demand payment of a different amount under Section 14-2-1327 of the Georgia Business Corporation Code; and

  a copy of Article 13 of the Georgia Business Corporation Code.

If the dissenting shareholder chooses to accept Peoples’ offer of payment, he, she or it must do so by written notice to Peoples within 30 days after receipt of Peoples’ offer of payment. A dissenting shareholder will be deemed to have accepted the offer of payment if he or she does not respond to that offer within the 30-day period. Peoples must make payment to each shareholder who responds to the offer of payment within 60 days after the making of the offer of payment, or the effective date of the merger, whichever is later. Upon payment, the dissenting shareholder will cease to have any interest in his, her, or its shares of Peoples common stock.

If within 30 days after Peoples offers payment for the shares of a dissenting shareholder, the dissenting shareholder does not accept the estimate of fair value of his, her, or its shares and interest due thereon and demands payment of his, her, or its own estimate of the fair value of the shares and interest due thereon, then Peoples, within 60 days after receiving the payment demand of a different amount from a dissenting shareholder, must file an action in the Superior Court in Carroll County, Georgia, requesting that the fair value of those shares be determined. Peoples must make all dissenting shareholders whose demands remain unsettled parties to the proceeding. If Peoples does not commence the proceeding within that 60-day period, it will be required to pay each dissenting shareholder whose demand remains unsettled the amount demanded by the dissenting shareholder.

Peoples urges its shareholders to read all of the dissenter’s rights provisions of the Georgia Business Corporation Code, which are reproduced in full in Appendix B to this proxy statement/prospectus and which are incorporated by reference into this proxy statement/prospectus.

Material Federal Income Tax Consequences of the Merger and Opinion of Tax Counsel

Peoples has received an opinion from Kilpatrick Stockton LLP to the effect that, assuming the merger is completed in accordance with the terms of the merger agreement:

  the merger of United and Peoples and the issuance of shares of United common stock in connection therewith will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Internal Revenue Code;

  no gain or loss will be recognized by holders of Peoples common stock upon the exchange of such stock for United common stock;

  gain or loss will be recognized pursuant to Section 302 of the Internal Revenue Code, by holders of Peoples common stock upon their receipt of cash in lieu of fractional shares of United common stock and upon their exercise of dissenters’ rights;

  no gain or loss will be recognized by Peoples as a result of the merger;

  the aggregate tax basis of United common stock received by shareholders of Peoples in the merger will be the same as the tax basis of the shares of Peoples common stock exchanged therefor, decreased by any portion of such tax basis allocated to fractional shares of United common stock that are treated as redeemed by United; and

  the holding period of the shares of United common stock received by the shareholders of Peoples will include the holding period of the shares of Peoples common stock exchanged therefor, provided that the stock of Peoples is held as a capital asset on the date of the consummation of the merger.

No ruling will be requested from the Internal Revenue Service with respect to any Federal income tax consequences of the merger.

The foregoing tax opinion and the preceding discussion relate to the material federal income tax consequences of the merger to Peoples shareholders. Peoples shareholders are advised to consult their own tax advisors as to any state, local, or other tax consequences of the merger.

INFORMATION ABOUT UNITED COMMUNITY BANKS, INC.

Description of Securities

The following is a summary of material provisions of United’s common stock, preferred stock, and debentures:

General

The authorized capital stock of United currently consists of 50,000,000 shares of common stock, $1.00 par value per share and 10,000,000 shares of preferred stock, $1.00 par value per share. As of August 31, 2001, 10,544,836 shares of common stock, including 140,000 shares deemed outstanding pursuant to outstanding debentures and presently exercisable options to acquire 391,645 shares of common stock, were issued and outstanding, and 172,600 shares of Series A Non-Cumulative Preferred Stock were issued and outstanding.

Common Stock

All voting rights are vested in the holders of the common stock. Each holder of common stock is entitled to one vote per share on any issue requiring a vote at any meeting. The shares do not have cumulative voting rights. Subject to the right of holders of United’s Series A Non-Cumulative Preferred Stock to receive dividends, all shares of United common stock are entitled to share equally in any dividends that United’s board of directors may declare on United common stock from sources legally available for distribution. The determination and declaration of dividends is within the discretion of United’s board of directors. Upon liquidation, holders of United common stock will be entitled to receive on a pro rata basis, after payment or provision for payment of all debts and liabilities of United, and after all distributions payments are made to holders of United’s Series A Non-Cumulative Preferred Stock, all assets of United available for distribution, in cash or in kind.

The outstanding shares of United common stock are, and the shares of United common stock to be issued by United in connection with the merger will be, duly authorized, validly issued, fully paid, and nonassessable.

Preferred Stock

United is authorized to issue 10,000,000 shares of preferred stock, issuable in specified series and having specified voting, dividend, conversion, liquidation, and other rights and preferences as United’s board of directors may determine. The preferred stock may be issued for any lawful corporate purpose without further action by United shareholders. The issuance of any preferred stock having conversion rights might have the effect of diluting the interests of United’s other shareholders. In addition, shares of preferred stock could be issued with certain rights, privileges, and preferences which would deter a tender or exchange offer or discourage the acquisition of control of United.

On September 29, 2000, by filing articles of amendment to United’s articles of incorporation, United’s board of directors designated 287,411 of the 10,000,000 authorized shares of preferred stock as "Series A Non-Cumulative Preferred Stock." The Series A stock has a stated value of $10.00 per share, and holders of Series A stock are entitled to a preferential annual dividend of 6%, payable quarterly on each January 1, April 1, July 1 and October 1. The declaration of dividends with respect to the Series A stock is within the discretion of United’s board of directors.

In addition, holders of the Series A stock are entitled to receive, on a pro rata basis, distributions upon liquidation prior to any payment by United to the holders of its common stock, in an amount equal to the stated value per share of the Series A stock, plus any accrued but unpaid dividends. The Series A stock has no voting rights, except as required under the Georgia Business Corporation Code, and is not convertible into shares of common stock or other securities of United. Subject to approval by the Board of Governors of the Federal Reserve System, United may, at its option, redeem all or part of the Series A stock outstanding by paying cash for such shares in an amount equal to the stated value per share, plus any accrued but unpaid dividends.

Debentures

Debentures in the principal amount of $3.5 million that are due on December 31, 2006, are outstanding as of August 31, 2001. These debentures bear interest at the rate of one quarter of one percentage point over the prime rate per annum as quoted in The Wall Street Journal, payable on April 1, July 1, October 1, and January 1 of each year commencing on April 1, 1998, to holders of record at the close of business on the 15th day of the month immediately preceding the interest payment date. Interest is computed on the basis of the actual number of days elapsed in a year of 365 or 366 days, as applicable. Interest on the debentures is payable, at the option of the board of directors of United, in cash or in an additional debenture with the same terms as the outstanding debentures.

The debentures may be redeemed, in whole or in part, from time to time on or after January 1, 1999, at the option of United upon at least 20 days and not more than 60 days notice, at a redemption price equal to 100% of the principal amount of the debentures to be redeemed plus interest accrued and unpaid as of the date of redemption. The holder of any debentures not called for redemption will have the right, exercisable at any time up to December 31, 2006, to convert those debentures at the principal amount thereof into shares of United common stock at the conversion price of $25.00 per share, subject to adjustment for stock splits and stock dividends. The debentures are unsecured obligations of United and are subordinate in right of payment to all obligations of United to its other creditors, except obligations ranking on a parity with or junior to the debentures. The debentures were not issued pursuant to an indenture, and no trustee acts on behalf of debenture holders.

Transfer Agent and Registrar

The Transfer Agent and Registrar for United’s common stock and the debentures is SunTrust Bank, 58 Edgewood Avenue, Room 2000, Atlanta, Georgia 30303.

Certain Provisions of United’s Articles of Incorporation and Bylaws Regarding Change of Control

Ability to Consider Other Constituencies

United’s articles of incorporation permit its board of directors, in determining what is believed to be in the best interest of United and its shareholders, to consider the interests of its employees, customers, suppliers and creditors, the communities in which its offices and establishments are located and all other factors that they consider pertinent, in addition to considering the effects of any actions on United and its shareholders. This provision permits United’s board of directors to consider numerous judgmental or subjective factors affecting a proposal, including some non-financial matters, and on the basis of these considerations may oppose a business combination or some other transaction which, viewed exclusively from a financial perspective, might be attractive to some, or even a majority, of its shareholders.

Amendments to Articles of Incorporation and Bylaws

United’s articles of incorporation specifically provide that the neither the articles of incorporation nor the bylaws of United may be amended without the affirmative vote the holders of two-thirds of the shares issued and outstanding and entitled to vote thereon, except for provisions relating to increasing the number of authorized shares of common and preferred stock of United. This provision could allow the holders of 33.4% of the outstanding capital stock of United to exercise an effective veto over a proposed amendment to the articles or bylaws, despite the fact that the holders of 66.6% of the shares favor the proposal. This provision protects, among other things, the defensive measures included in United’s articles of incorporation and bylaws by making more difficult future amendments to the articles of incorporation and bylaws that could result in the deletion or revision of such defensive measures.

Supermajority Approval of Interested Business Combinations

United’s articles of incorporation provide that if a proposed business combination between United and any interested shareholder is not approved by three-fourths of all directors of United then in office, the business combination must be approved by the affirmative vote of the holders of at least 75% of the outstanding shares of United’s common stock, including the affirmative vote of the holders of at least 75% of the outstanding shares of common stock held by shareholders other than the interested shareholder. This provision may discourage attempts by other corporations or groups to acquire control of United, without negotiation with management, through the acquisition of a substantial number of shares of United’s stock followed by a forced merger. This provision may also enable a minority of the shareholders of United to prevent a transaction favored by a majority of the shareholders, and may discourage tender offers or other non-open market acquisitions of United’s common stock because of the potentially higher vote requirements for shareholder approval of any subsequent business combination. Additionally, in some circumstances, United’s board of directors could, by withholding its consent to such a transaction, cause the 75%/75% shareholder vote to be required to approve a business combination, thereby enabling management to retain control over the affairs of United and their present positions with United.

Removal of Directors

United’s articles of incorporation provide that a member of United’s board of directors may only be removed for cause, and only upon the affirmative vote of two-thirds of the outstanding shares of capital stock of United entitled to vote thereon. This provision may prevent a significant shareholder from avoiding board scrutiny of a proposed business combination by merely removing directors with conflicting views, and may encourage individuals or groups who desire to propose takeover bids or similar transactions to negotiate with the board of directors. However, outside of the context of an acquisition attempt, it may serve as an impediment to a more legitimate need to remove a director.

INFORMATION ABOUT PEOPLES BANCORP, INC.

Peoples was incorporated under the laws of the State of Georgia in 1996. The primary activity of Peoples is to own and operate Peoples Bank.

At December 31, 2000, Peoples had total consolidated assets of approximately $67.3 million, total gross loans of approximately $47.9 million, total deposits of approximately $52.3 million, and shareholders’ equity of $8.3 million. Financial and other information relating to Peoples, including information relating to Peoples’ current directors and executive officers, are set forth in Peoples’ Form 10-KSB for the year ended December 31, 2000. A copy of each of Peoples’ Form 10-KSB for the year ended December 31, 2000, and Form 10-QSB for the quarter ended June 30, 2001 accompany this proxy statement/prospectus.

INTEREST OF CERTAIN PERSONS IN THE MERGER

Interests of executive officers and directors of Peoples in the proposed merger are discussed above under the heading "Details of the Proposed Merger ’ Interest of Management in the Transaction," at page 15.

LEGAL MATTERS

Kilpatrick Stockton LLP, counsel to United, will provide an opinion as to: (a) the legality of the United common stock to be issued in connection with the merger; and (b) the income tax consequences of the merger. As of the date of this proxy statement/prospectus, members of Kilpatrick Stockton LLP participating in this matter own an aggregate of 2,112 shares of United common stock.

EXPERTS

The audited consolidated financial statements of United and its subsidiaries included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Porter Keadle Moore LLP, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

The audited consolidated financial statements of Peoples and its subsidiary included or incorporated by reference in this proxy statement/prospectus and elsewhere in the registration statement have been audited by Mauldin & Jenkins, LLC, independent certified public accountants, as indicated in its related audit reports, and are included on the authority of that firm as experts in giving those reports.

OTHER MATTERS

Management of Peoples knows of no other matters which may be brought before the special shareholders meeting. If any matter other than the proposed merger or related matters should properly come before the special meeting, however, the persons named in the enclosed proxies will vote proxies in accordance with their judgment on those matters.

APPENDIX A

AGREEMENT AND PLAN OF REORGANIZATION

THIS AGREEMENT AND PLAN OF REORGANIZATION (the "Agreement") is made and entered into as of this 29th day of June, 2001, by and between PEOPLES BANCORP, INC., a Georgia business corporation (hereinafter "Peoples," and unless the context otherwise requires, the term "Peoples" shall include both Peoples Bancorp, Inc. and its subsidiary Peoples Bank of West Georgia ("Peoples Bank")), and UNITED COMMUNITY BANKS, INC., a Georgia business corporation (hereinafter "United," and unless the context otherwise requires, the term "United" shall include United Community Banks, Inc. and its subsidiaries, United Community Bank, a Georgia banking corporation, Peoples Bank of Fannin County, a Georgia banking corporation, White County Bank, a Georgia banking corporation, Towns County Bank, a Georgia banking corporation, Carolina Community Bank, a North Carolina banking corporation, First Clayton Bank & Trust Company, a Georgia banking corporation, Independent Bank & Trust Company, a Georgia banking corporation and Dawson County Bank, a Georgia banking corporation).

R E C I T A L S:

WHEREAS, the respective boards of directors of Peoples and United deem it advisable and in the best interests of each such entity and their respective shareholders that Peoples merge with United (the "Merger"), with United being the surviving corporation and with all of the issued and outstanding shares of common stock, $.01 par value per share, of Peoples ("Peoples Stock") being converted into the right to receive shares of the authorized common stock, $1.00 par value per share, of United ("United Stock"), all upon the terms and conditions hereinafter set forth and as set forth in the Agreement and Plan of Merger attached hereto as Exhibit A and incorporated herein by reference (the "Merger Agreement"); and

WHEREAS, the boards of directors of the respective entities believe that the merger of Peoples and United and the synergies produced thereby will greatly enhance and strengthen the franchises and future prospects of both companies;

NOW, THEREFORE, for and in consideration of the premises and the mutual covenants and agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

CLOSING

The transactions contemplated herein shall be consummated (the "Closing") at the offices of Kilpatrick Stockton LLP, Suite 2800, 1100 Peachtree Street, Atlanta, Georgia, on the first business day following receipt of all approvals from any governmental authorities having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, and the expiration of any waiting or similar period required by applicable law (the "Closing Date"), or at such other time and place as may be mutually satisfactory to the parties hereto.

ARTICLE II

MERGER

Pursuant to the terms and conditions provided herein, on the Closing Date Peoples and United shall be merged in accordance with and in the manner set forth in the Merger Agreement. The surviving corporation following the Merger will operate under the Articles of Incorporation of United and will be the parent holding company of Peoples Bank of West Georgia, a Georgia banking corporation, United Community Bank, a Georgia banking corporation, Peoples Bank of Fannin County, a Georgia banking corporation, White County Bank, a Georgia banking corporation, Towns County Bank, a Georgia banking corporation, Carolina Community Bank, a North Carolina banking corporation, Clayton Bank & Trust Company, a Georgia banking corporation, Independent Bank & Trust Company, a Georgia banking corporation, and Dawson County Bank, a Georgia banking corporation, the latter eight of which are currently wholly-owned subsidiaries of United. Upon the terms and conditions of this Agreement and the Merger Agreement, United shall make available on or before the Effective Date (as defined in the Merger Agreement) for delivery to the holders of Peoples Stock (i) the number of shares of United Stock to be issued upon conversion of the shares of Peoples Stock and (ii) sufficient funds to provide for cash payments in lieu of the issuance of fractional shares as provided in the Merger Agreement, provided, however, that unless and until a holder of Peoples Stock entitled to receive United Stock pursuant to the Merger shall have surrendered his Peoples Stock certificate(s) or unless otherwise required by law, the holder of such certificate(s) shall not have any right to receive payment of any dividends or other distributions on the shares of United Stock or receive any notices sent by United to its shareholders or to vote such shares.

ARTICLE III

OTHER AGREEMENTS

3.1          Registration of United Stock. United agrees to file with the Securities and Exchange Commission (the "SEC") as soon as reasonably practical a registration statement (the "United Registration Statement") under the Securities Act of 1933, as amended (the "1933 Act"), on Form S-4 or some other appropriate form covering the issuance of the shares of United Stock to the shareholders of Peoples pursuant to this Agreement and the Merger Agreement and to use its reasonable best efforts to cause the United Registration Statement to become effective and to remain effective through the Closing Date. United agrees to take any action required to be taken under the applicable state securities laws in connection with the issuance of shares of United Stock upon consummation of the Merger. Peoples agrees to provide United reasonable assistance as necessary in the preparation of the United Registration Statement, including, without limitation, providing United with all material facts regarding the operations, business, assets, liabilities and personnel of Peoples, together with the audited financial statements of Peoples, all as required by the 1933 Act and the rules, regulations and practices of the SEC, for inclusion in the United Registration Statement. The United Registration Statement shall not cover resales of United Stock by any of the shareholders of Peoples, and United shall have no obligation to cause the United Registration Statement to continue to be effective after the Closing or to prepare or file any post-effective amendments to the United Registration Statement after the Closing.

3.2          Meeting of Shareholders of Peoples. Peoples shall call a special meeting of its shareholders (the "Special Meeting") to be held not more than forty-five (45) days after the United Registration Statement becomes effective under the 1933 Act for the purpose of submitting the Merger Agreement to such shareholders for their approval. In connection with the Special Meeting, United and Peoples shall prepare and submit to the Peoples shareholders a notice of meeting, proxy statement and proxy (the "Peoples Proxy Materials"), which shall include the final prospectus from the United Registration Statement in the form filed with the SEC.

3.3          Absence of Brokers. Each party hereto represents and warrants to the other that no broker, finder or other financial consultant has acted on its behalf in connection with this Agreement or the transactions contemplated hereby. Each party agrees to indemnify the other and hold and save it harmless from any claim or demand for commissions or other compensation by any broker, finder, financial consultant or similar agent claiming to have been employed by or on behalf of such party.

3.4          Access to Properties, Books, Etc. Each party hereto shall allow the other party and its authorized representatives full access during normal business hours from and after the date hereof and prior to the Closing Date to all of the respective properties, books, contracts, commitments and records of such party and its subsidiaries and shall furnish the other party and its authorized representatives such information concerning its affairs and the affairs of its subsidiaries as the other party may reasonably request provided that such request shall be reasonably related to the transactions contemplated by this Agreement and shall not interfere unreasonably with normal operations. Each party shall cause its and its subsidiaries’ personnel, employees and other representatives to assist the other party in making any such investigation. During such investigation, the investigating party and its authorized representatives shall have the right to make copies of such records, files, tax returns and other materials as it may deem advisable and shall advise the other party of those items of which copies are made. No investigation made heretofore or hereafter by either party and its authorized representatives shall affect the representations and warranties of either such party hereunder.

3.5          Confidentiality. Prior to consummation of the Merger, the parties to this Agreement will provide one another with information which may be deemed by the party providing the information to be confidential. Each party agrees that it will hold confidential and protect all information provided to it by the other party to this Agreement or such party’s affiliates, except that the obligations contained in this Section 3.5 shall not in any way restrict the rights of any party or person to use information that (i) was known to such party prior to the disclosure by the other party; (ii) is or becomes generally available to the public other than by breach of this Agreement; (iii) is provided by one party for disclosure concerning such party in the United Registration Statement; or (iv) otherwise becomes lawfully available to a party to this Agreement on a nonconfidential basis from a third party who is not under an obligation of confidence to the other party to this Agreement. If this Agreement is terminated prior to the Closing, each party hereto agrees to return all documents, statements and other written materials, whether or not confidential, and all copies thereof, provided to it by or on behalf of the other party to this Agreement. The provisions of this Section 3.5 shall survive termination, for any reason whatsoever, of this Agreement, and, without limiting the remedies of the parties hereto in the event of any breach of this Section 3.5, the parties hereto will be entitled to seek injunctive relief against the other party in the event of a breach or threatened breach of this Section 3.5.

3.6          Full Cooperation. The parties shall cooperate fully with each other in connection with any acts or actions required to be taken as part of their respective obligations under this Agreement.

3.7          Expenses. All of the expenses incurred by United in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants and the fees and expenses related to filing the United Registration Statement and all regulatory applications with state and federal authorities in connection with the transactions contemplated hereby and thereby, shall be paid by United. All expenses incurred by Peoples in connection with the authorization, preparation, execution and performance of this Agreement and the Merger Agreement, including, without limitation, all fees and expenses of its agents, representatives, counsel and accountants for Peoples and the cost of reproducing and mailing the Peoples Proxy Materials, shall be paid by Peoples.

3.8          Preservation of Goodwill. Each party hereto shall use its best efforts to preserve its business organization and the business organization of its subsidiaries, to keep available the services of its present employees and of the present employees of its subsidiaries, and to preserve the goodwill of customers and others having business relations with such party or its subsidiaries.

3.9          Approvals and Consents. Each party hereto represents and warrants to and covenants with the other that it will use its best efforts, and will cause its officers, directors, employees and agents and its subsidiaries and any subsidiary’s officers, directors, employees and agents to use their best efforts, to obtain as soon as is reasonably practicable all approvals and consents of state and federal departments or agencies required or deemed necessary for consummation of the transactions contemplated by this Agreement and the Merger Agreement.

3.10          Agreement by Peoples Executive Officers and Directors. Each of the directors and executive officers of Peoples will, contemporaneously with the execution of this Agreement, execute and deliver to United an agreement, the form of which is attached hereto as Exhibit B, pursuant to which each of them agrees, subject to their fiduciary duty, (i) to recommend to Peoples shareholders approval of the Merger, (ii) to vote the capital stock of Peoples owned or controlled by them in favor of the Merger, and (iii) to transfer or assign shares of United Stock received by them in connection with the Merger only in compliance with the 1933 Act, applicable state securities laws and the rules and regulations promulgated under either.

3.11          Press Releases. Prior to the Effective Date, Peoples and United shall agree with each other as to the form and substance of any press release or other public disclosure materially related to this Agreement or any other transaction contemplated hereby; provided, however, that nothing in this Section 3.11 shall be deemed to prohibit any Party from making any disclosure which its counsel deems necessary or advisable in order to satisfy such Party’s disclosure obligations imposed by law.

3.12          Employee Benefits and Contracts. Following the Effective Date, United shall provide generally to officers, employees and former employees of Peoples who continue employment with United employee benefits on terms and conditions which, when taken as a whole, are substantially similar to those then currently provided by United to its other similarly situated officers, employees and former employees. For purposes of eligibility to participate and any vesting determinations in connection with the provision of any such employee benefits, service with Peoples prior to the Effective Date shall be counted. Except for that certain Employment Agreement, dated as of September 14, 1998, between Peoples Bank and Timothy I Warren, which shall be terminated prior to the Closing Date pursuant to Section 7.9 hereof, United shall also honor in accordance with their terms all employment, severance, consulting, option and other contracts of a compensatory nature to the extent disclosed in the Peoples Disclosure Memorandum between Peoples and any current or former director, officer or employee thereof and no other contracts of the types described that are not so disclosed shall be deemed to be assumed by United by reason of this Section 3.12. If, during the calendar year in which falls the Effective Date, United shall terminate any "group health plan", within the meaning of Section 4980B(g)(2) of the Internal Revenue Code, in which one or more Peoples employees participated immediately prior to the Effective Date (a "Peoples Plan"), United shall cause any successor group health plan to waive any underwriting requirements; to give credit for any such Peoples employee’s participation in the Peoples Plan prior to the Effective Date for purposes of applying any pre-existing condition limitations set forth therein; and to give credit for covered expenses paid by any such Peoples employee under a Peoples Plan prior to the Effective Date towards satisfaction of any annual deductible limitation and out-of pocket maximum applied under such successor group health plan. United also shall be considered a successor employer for and shall provide to "qualified beneficiaries", determined immediately prior to the Effective Date, under any Peoples Plan appropriate "continuation coverage" (as those terms are defined in Section 4980B of the Internal Revenue Code) following the Effective Date under either the Peoples Plan or any successor group health plan maintained by United.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PEOPLES

As an inducement to United to enter into this Agreement and to consummate the transactions contemplated hereby, Peoples represents, warrants, covenants and agrees as follows:

4.1          Peoples Disclosure Memorandum. By July 31, 2001, Peoples will deliver to United a memorandum (the "Peoples Disclosure Memorandum") containing certain information regarding Peoples as indicated at various places in this Agreement. All information set forth in the Peoples Disclosure Memorandum or in documents incorporated by reference in the Peoples Disclosure Memorandum is true, correct and complete, does not omit to state any fact necessary in order to make the statements therein not misleading, and shall be deemed for all purposes of this Agreement to constitute part of the representations and warranties of Peoples under this Article IV. The information contained in the Peoples Disclosure Memorandum shall be deemed to be part of and qualify all representations and warranties contained in this Article IV and the covenants in Article V to the extent applicable. All information in each of the documents and other writings furnished to United pursuant to this Agreement or the Peoples Disclosure Memorandum is or will be true, correct and complete and does not and will not omit to state any fact necessary in order to make the statements therein not misleading. Peoples shall promptly provide United with written notification of any event, occurrence or other information necessary to maintain the Peoples Disclosure Memorandum and all other documents and writings furnished to United pursuant to this Agreement as true, correct and complete in all material respects at all times prior to and including the Closing. Peoples agrees that upon receipt of the Peoples Disclosure Memorandum, United shall have until August 9, 2001 to review the Peoples Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the contents of such memorandum would be detrimental to United.

4.2          Corporate and Financial.

4.2.1      Authority. Subject to the approval of various state and federal regulators and Peoples Shareholders, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to Peoples, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Peoples; (b) violate any provision of the articles of incorporation or bylaws of Peoples; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which Peoples is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of Peoples; or (d) constitute a violation of any order, judgment or decree to which Peoples is a party, or by which Peoples or any of its assets or properties are bound. Assuming this Agreement constitutes the valid and binding obligation of United, this Agreement constitutes the valid and binding obligation of Peoples, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

4.2.2      Corporate Status. Peoples is a business corporation duly organized, validly existing and in good standing under the laws of the state of Georgia and has no direct or indirect subsidiaries other than Peoples Bank. Peoples Bank is a banking corporation duly organized and validly existing under the laws of the State of Georgia. Peoples and Peoples Bank have all of the requisite corporate power and authority and are entitled to own or lease their respective properties and assets and to carry on their respective businesses as and in the places where such properties or assets are now owned, leased or operated and such businesses are now conducted.

4.2.3      Capital Structure. (a) Peoples has an authorized capital stock consisting of 10,000,000 shares, $.01 par value of common stock, of which 800,000 shares are issued and outstanding, and 71,500 shares are subject to currently outstanding options (the "Peoples Stock Options"), and 1,000,000 shares, $.01 par value of preferred stock, of which no shares are issued and outstanding, as of the date hereof. Peoples Bank has an authorized capital stock consisting solely of 2,000,000 shares of Common Stock, par value $5.00 ("Peoples Bank Stock"), of which 600,000 shares are issued and outstanding as of the date hereof. All of the outstanding shares of Peoples Stock and Peoples Bank Stock are duly and validly issued, fully paid and non-assessable and were offered, issued and sold in compliance with all applicable federal and state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of any shares of Peoples Stock or Peoples Bank Stock previously issued. None of the shares of Peoples Stock or Peoples Bank Stock has been issued in violation of any preemptive or other rights of its shareholders. All of the issued and outstanding shares of Peoples Bank Stock are owned by Peoples.

(b)          Except for the Peoples Stock Options and as set forth in the Peoples Disclosure Memorandum, Peoples does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into capital stock of Peoples, or any other securities or debt, of Peoples, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. Peoples is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)          There is no agreement, arrangement or understanding to which Peoples is a party restricting or otherwise relating to the transfer of any shares of capital stock of Peoples.

(d)          All shares of common stock or other capital stock, or any other securities or debt, of Peoples, which have been purchased or redeemed by Peoples have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of Peoples.

4.2.4      Corporate Records. The stock records and minute books of Peoples, whether heretofore or hereafter furnished or made available to United by Peoples, (a) fully and accurately reflect all issuances, transfers and redemptions of the Common Stock, (b) correctly show the record addresses and the number of shares of such stock issued and outstanding on the date hereof held by the shareholders of Peoples, (c) correctly show all corporate action taken by the directors and shareholders of Peoples (including actions taken by consent without a meeting) and (d) contain true and correct copies or originals of the respective articles of incorporation and all amendments thereto, bylaws as amended and currently in force, and the minutes of all meetings or consent actions of its directors and shareholders. No resolutions, regulations or bylaws have been passed, enacted, consented to or adopted by such directors or shareholders except those contained in the minute books. All corporate records have been maintained in accordance with all applicable statutory requirements and are complete and accurate.

4.2.5      Tax Returns; Taxes. (a) Peoples has duly filed (i) all required federal and state tax returns and reports, and (ii) all required returns and reports of other governmental units having jurisdiction with respect to taxes imposed upon its income, properties, revenues, franchises, operations or other assets or taxes imposed which might create a material lien or encumbrance on any of such assets or affect materially and adversely its business or operations. To the knowledge of the officers of Peoples (the "Peoples Management"), such returns or reports are, and when filed will be, true, complete and correct, and Peoples has paid, to the extent such taxes or other governmental charges have become due, all taxes and other governmental charges set forth in such returns or reports. To the knowledge of the Peoples Management, all federal, state and local taxes and other governmental charges paid or payable by Peoples have been paid, or have been accrued or reserved on its books in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. To the knowledge of the Peoples Management, adequate reserves for the payment of taxes have been established on the books of Peoples for all periods through the date hereof, whether or not due and payable and whether or not disputed. Until the Closing Date, Peoples shall continue to provide adequate reserves for the payment of expected tax liabilities in accordance with generally accepted accounting principles applied on a basis consistent with prior periods. Peoples has not received any notice of a tax deficiency or assessment of additional taxes of any kind and, to the knowledge of the Peoples Management, there is no threatened claim against Peoples, or to the knowledge of the Peoples Management, any basis for any such claim, for payment of any additional federal, state, local or foreign taxes for any period prior to the date of this Agreement in excess of the accruals or reserves with respect to any such claim shown in the 2000 Peoples Financial Statements described in Section 4.2.6 below or disclosed in the notes with respect thereto. There are no waivers or agreements by Peoples for the extension of time for the assessment of any taxes. The federal income tax returns of Peoples have not been examined by the Internal Revenue Service for any period since December 31, 1995.

(b)          Except as set forth in the Peoples Disclosure Memorandum, to the knowledge of the Peoples Management, proper and accurate amounts have been withheld by Peoples from its employees for all periods in full and complete compliance with the tax withholding provisions of applicable federal, state and local tax laws, and proper and accurate federal, state and local tax returns have been filed by Peoples for all periods for which returns were due with respect to withholding, social security and unemployment taxes, and the amounts shown thereon to be due and payable have been paid in full.

4.2.6      Financial Statements. Peoples has delivered to United true, correct and complete copies of the audited financial statements of Peoples for the years ended December 31, 2000, 1999 and 1998, including balance sheets, statements of income, statements of shareholders’ equity, statements of cash flows and related notes (the audited financial statements for the year ended December 31, 2000 being referred to as the "2000 Peoples Financial Statements"). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of Peoples as of the dates indicated therein and the results of its operations for the respective periods then ended.

4.2.7      Regulatory Reports. Peoples has made available to United for review and inspection the year-end Report of Condition and year-end Report of Income and Dividends as filed by Peoples Bank with the Federal Deposit Insurance Corporation (the "FDIC") for each of the three years ended December 31, 2000, 1999 and 1998, together with all such other reports filed for the same three-year period with the FDIC, and the Department of Banking and Finance of the State of Georgia (the "Department of Banking"), and other applicable regulatory agencies and the Form F.R. Y-6 filed by Peoples with the Board of Governors of the Federal Reserve System (the "Federal Reserve") for each of the three years ended December 31, 2000, 1999 and 1998 (collectively, the "Peoples Reports"). All of the Peoples Reports, as amended, have been prepared in accordance with applicable rules and regulations applied on a basis consistent with prior periods and contain in all material respects all information required to be presented therein in accordance with such rules and regulations.

4.2.8      Accounts. The Peoples Disclosure Memorandum contains a list of each and every bank and other institution in which Peoples maintains an account or safety deposit box, the account numbers, and the names of all persons who are presently authorized to draw thereon, have access thereto or give instructions regarding distribution of funds or assets therein.

4.2.9      Notes and Obligations. (a) Except as set forth in the Peoples Disclosure Memorandum or as provided for in the loss reserve described in subsection (b) below, all notes receivable or other obligations owned by Peoples or due to it shown in the 2000 Peoples Financial Statements and any such notes receivable and obligations on the date hereof and on the Closing Date are and will be genuine, legal, valid and collectible obligations of the respective makers thereof and are not and will not be subject to any offset or counterclaim. Except as set forth in subsection (b) below, all such notes and obligations are evidenced by written agreements, true and correct copies of which will be made available to United for examination prior to the Closing Date. All such notes and obligations were entered into by Peoples in the ordinary course of its business and in compliance with all applicable laws and regulations.

(b)          Peoples has established a loss reserve in the 2000 Peoples Financial Statements and as of the date of this Agreement and will establish a loan loss reserve as of the Closing Date which is adequate to cover anticipated losses which might result from such items as the insolvency or default of borrowers or obligors on such loans or obligations, defects in the notes or evidences of obligation (including losses of original notes or instruments), offsets or counterclaims properly chargeable to such reserve, or the availability of legal or equitable defenses which might preclude or limit the ability of Peoples to enforce the note or obligation, and the representations set forth in subsection (a) above are qualified in their entirety by the aggregate of such loss reserve. Except as described in the Peoples Disclosure Memorandum, at the Closing Date, the ratio of the loss reserve, established on such date in good faith by Peoples, to total loans outstanding at such time shall not exceed the ratio of the loan loss reserve to the total loans outstanding as reflected in the 2000 Peoples Financial Statements, established on or before such date in good faith by Peoples, in accordance with generally accepted accounting principles.

4.2.10      Liabilities. Peoples has no debt, liability or obligation of any kind required to be shown pursuant to generally accepted accounting principles on the consolidated balance sheet of Peoples, whether accrued, absolute, known or unknown, contingent or otherwise, including, but not limited to (a) liability or obligation on account of any federal, state or local taxes or penalty, interest or fines with respect to such taxes, (b) liability arising from or by virtue of the distribution, delivery or other transfer or disposition of goods, personal property or services of any type, kind or variety, (c) unfunded liabilities with respect to any pension, profit sharing or employee stock ownership plan, whether operated by Peoples or any other entity covering employees of Peoples, or (d) environmental liabilities, except (i) those reflected in the 2000 Peoples Financial Statements, and (ii) as disclosed in the Peoples Disclosure Memorandum.

4.2.11      Absence of Changes. Except as specifically provided for in this Agreement or specifically set forth in the Peoples Disclosure Memorandum, since December 31, 2000:

(a)          there has been no change in the business, assets, liabilities, results of operations or financial condition of Peoples, or in any of its relationships with customers, employees, lessors or others, other than changes in the ordinary course of business, none of which individually or in the aggregate has had, or which the Peoples Management believes may have, a material adverse effect on such businesses or properties;

(b)          there has been no material damage, destruction or loss to the assets, properties or business of Peoples, whether or not covered by insurance, which has had, or which the Peoples Management believes may have, an adverse effect thereon;

(c)          the business of Peoples has been operated in the ordinary course, and not otherwise;

(d)          the properties and assets of Peoples used in its business have been maintained in good order, repair and condition, ordinary wear and tear excepted;

(e)          the books, accounts and records of Peoples have been maintained in the usual, regular and ordinary manner;

(f)          there has been no declaration, setting aside or payment of any dividend or other distribution on or in respect of the capital stock of Peoples;

(g)          there has been no increase in the compensation or in the rate of compensation or commissions payable or to become payable by Peoples to any director or executive officer, or to any employee earning $35,000 or more per annum, or any general increase in the compensation or in the rate of compensation payable or to become payable to employees of Peoples earning less than $35,000 per annum ("general increase" for the purpose hereof meaning any increase generally applicable to a class or group of employees, but not including increases granted to individual employees for merit, length of service, change in position or responsibility or other reasons applicable to specific employees and not generally to a class or group thereof), or any director, officer, or employee hired at a salary in excess of $35,000 per annum, or any increase in any payment of or commitment to pay any bonus, profit sharing or other extraordinary compensation to any employee;

(h)          there has been no change in the articles of incorporation or bylaws of Peoples or Peoples Bank;

(i)          there has been no labor dispute, unfair labor practice charge or employment discrimination charge, nor, to the knowledge of Peoples, any organizational effort by any union, or institution or threatened institution, of any effort, complaint or other proceeding in connection therewith, involving Peoples, or affecting its operations;

(j)          there has been no issuance, sale, repurchase, acquisition, or redemption by Peoples of any of its capital stock, bonds, notes, debt or other securities, and there has been no modification or amendment of the rights of the holders of any outstanding capital stock, bonds, notes, debt or other securities thereof;

(k)          there has been no mortgage, lien or other encumbrance or security interest (other than liens for current taxes not yet due or purchase money security interests arising in the ordinary course of business) created on or in (including without limitation, any deposit for security consisting of) any asset or assets of Peoples or assumed by it with respect to any asset or assets;

(l)         there has been no indebtedness or other liability or obligation (whether absolute, accrued, contingent or otherwise) incurred by Peoples which would be required to be reflected on a balance sheet of Peoples prepared as of the date hereof in accordance with generally accepted accounting principles applied on a consistent basis, except as incurred in the ordinary course of business;

(m)          no obligation or liability of Peoples has been discharged or satisfied, other than in the ordinary course of business;

(n)          there have been no sales, transfers or other dispositions of any asset or assets of Peoples, other than sales in the ordinary course of business; and

(o)          there has been no amendment, termination or waiver of any right of Peoples under any contract or agreement or governmental license, permit or permission which has had or may have an adverse effect on its business or properties.

4.2.12      Litigation and Proceedings. Except as set forth on the Peoples Disclosure Memorandum, there are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of Peoples, threatened against, by or affecting Peoples, or any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of Peoples or relating to the business or affairs of Peoples, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does Peoples have any unasserted contingent liabilities which might have an adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

4.2.13      Proxy Materials. Neither the Peoples Proxy Materials nor other materials furnished by Peoples to the Peoples shareholders in connection with the transactions contemplated by this Agreement or the Merger Agreement, or in any amendments thereof or supplements thereto, will, at the times such documents are distributed to the holders of shares of Peoples Stock and through the acquisition of shares of Peoples Stock by United pursuant to the Merger, contain with respect to Peoples any untrue statement of a material fact or omit to state any information required to be stated therein or omit to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are made with respect to Peoples, not misleading.

4.3      Business Operations.

4.3.1      Customers. Peoples has no knowledge of any presently existing facts which could reasonably be expected to result in the loss of any material borrower or depositor or in Peoples’ inability to collect amounts due therefrom or to return funds deposited thereby, except as set forth on the Peoples Disclosure Memorandum.

4.3.2      Permits; Compliance with Law. (a) Peoples has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for Peoples to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of Peoples, threatened.

(b)          Peoples has complied with all laws, regulations, ordinances, rules, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on Peoples. The Peoples Disclosure Memorandum contains a list of any known violations of such laws, regulations, ordinances, rules or orders by any present officer, director, or employee of Peoples which occurred since December 31, 1995, and which resulted in any order, proceeding, judgment or decree which would be required to be disclosed pursuant to Item 401(f) of Regulation S-K promulgated by the Securities and Exchange Commission if Peoples had been subject to the reporting requirements under the 1933 Act or the Securities Exchange Act of 1934. No past violation of any such law, regulation, ordinance, rule or order has occurred which could impair the right or ability of Peoples to conduct its business.

(c)          Except as set forth in the Peoples Disclosure Memorandum, no notice or warning from any governmental authority with respect to any failure or alleged failure of Peoples to comply in any respect with any law, regulation, ordinance, rule or order has been received, nor is any such notice or warning proposed or, to the knowledge of Peoples, threatened.

4.3.3      Environmental.     (a)      Except as set forth in the Peoples Disclosure Memorandum, Peoples:

(i)          has not caused or permitted, and has no knowledge of any claim regarding the environmental condition of the property or the generation, manufacture, use, or handling or the release or presence of, any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Peoples or adjacent to any properties so owned or leased; and

(ii)         has complied in all material respects with, and has kept all records and made all filings or reports required by, and is otherwise in compliance with all applicable federal, state and local laws, regulations, orders, permits and licenses relating to the generation, treatment, manufacture, use, handling, release or presence of any Hazardous Material on, in, under or from any properties or facilities currently owned or leased by Peoples.

(b)          Except as set forth in the Peoples Disclosure Memorandum, neither Peoples nor any of its officers, directors, employees or agents, in the course of such individual’s employment by Peoples, has given advice with respect to, or participated in any respect in, the management or operation of any entity or concern whose business relates in any way to the generation, storage, handling, disposal, transfer, production, use or processing of Hazardous Material, nor to Peoples’ knowledge has Peoples foreclosed on any property on which there is a threatened release of any Hazardous Material, or on which there has been such a release and full remediation has not been completed, or any property on which contained (not released) Hazardous Material is or was located.

(c)          Except as set forth in the Peoples Disclosure Memorandum, neither Peoples, nor any of its officers, directors, employees, or agents, is aware of, has been told of, or has observed, the presence of any Hazardous Material on, in, under, or around property on which Peoples holds a legal or security interest, in violation of, or creating a liability under, federal, state, or local environmental statutes, regulations, or ordinances.

(d)          The term "Hazardous Material" means any substance whose nature, use, manufacture, or effect render it subject to federal, state or local regulation governing that material’s investigation, remediation or removal as a threat or potential threat to human health or the environment and includes, without limitation, any substance within the meaning of "hazardous substances" under the Comprehensive Environmental Response, Compensation and Liability Act, 42 U.S.C. § 9601, "hazardous wastes" within the meaning of the Resource Conservation and Recovery Act, 42 U.S.C. § 6921, any petroleum product, including any fraction of petroleum, or any asbestos containing materials. However, the term "Hazardous Material" shall not include those substances which are normally and reasonably used in connection with the occupancy or operation of office buildings (such as cleaning fluids, and supplies normally used in the day to day operation of business offices).

4.3.4          Insurance. The Peoples Disclosure Memorandum contains a complete list and description (including the expiration date, premium amount and coverage thereunder) of all policies of insurance and bonds presently maintained by, or providing coverage for, Peoples or any of its officers, directors and employees, all of which are, and will be maintained through the Closing Date, in full force and effect, together with a complete list of all pending claims under any of such policies or bonds. All terms, obligations and provisions of each of such policies and bonds have been complied with, all premiums due thereon have been paid, and no notice of cancellation with respect thereto has been received. Except as set forth in the Peoples Disclosure Memorandum, such policies and bonds provide adequate coverage to insure the properties and businesses of Peoples and the activities of its officers, directors and employees against such risks and in such amounts as are prudent and customary. Peoples will not as of the Closing Date have any liability for premiums or for retrospective premium adjustments for any period prior to the Closing Date. Peoples has heretofore made, or will hereafter make, available to United a true, correct and complete copy of each insurance policy and bond in effect since December 31, 1995 with respect to the business and affairs of Peoples.

4.4      Properties and Assets.

4.4.1      Contracts and Commitments. The Peoples Disclosure Memorandum contains a list identifying and briefly describing all written contracts, purchase orders, agreements, security deeds, guaranties or commitments to which Peoples is a party or by which it may be bound involving the payment or receipt, actual or contingent, of more than $25,000 or having a term or requiring performance over a period of more than ninety (90) days. Each such contract, agreement, guaranty and commitment of Peoples is in full force and effect and is valid and enforceable in accordance with its terms, and constitutes a legal and binding obligation of the respective parties thereto and is not the subject of any notice of default, termination, partial termination or of any ongoing, pending, completed or threatened investigation, inquiry or other proceeding or action that may give rise to any notice of default, termination or partial termination. Peoples has complied in all material respects with the provisions of such contracts, agreements, guaranties and commitments. A true and complete copy of each such document has been or will be made available to United for examination.

4.4.2      Licenses; Intellectual Property. Peoples has all patents, trademarks, trade names, service marks, copyrights, trade secrets and know-how reasonably necessary to conduct its business as presently conducted and, except as described in the Peoples Disclosure Memorandum, Peoples is not a party, either as licensor or licensee, to any agreement for any patent, process, trademark, service mark, trade name, copyright, trade secret or other confidential information and there are no rights of third parties with respect to any trademark, service mark, trade secrets, confidential information, trade name, patent, patent application, copyright, invention, device or process owned or used by Peoples or presently expected to be used by it in the future. All patents, copyrights, trademarks, service marks, trade names, and applications therefor or registrations thereof, owned or used by Peoples, are listed in the Peoples Disclosure Memorandum. Peoples has complied with all applicable laws relating to the filing or registration of "fictitious names" or trade names.

4.4.3      Personal Property. Peoples has good and marketable title to all of its personalty, tangible and intangible, reflected in the 2000 Peoples Financial Statements (except as since sold or otherwise disposed of by it in the ordinary course of business), free and clear of all encumbrances, liens or charges of any kind or character, except (i) those referred to in the notes to the 2000 Peoples Financial Statements as securing specified liabilities (with respect to which no default exists or, to the knowledge of Peoples, is claimed to exist), (ii) those described in the Peoples Disclosure Memorandum and (iii) liens for taxes not due and payable.

4.4.4      Peoples Leases.      (a)      All leases (the "Peoples Leases") pursuant to which Peoples is lessor or lessee of any real or personal property (such property, the "Leased Property") are valid and enforceable in accordance with their terms; there is not under any of the Peoples Leases any default or, to the knowledge of Peoples, any claimed default by Peoples, or event of default or event which with notice or lapse of time, or both, would constitute a default by Peoples and in respect of which adequate steps have not been taken to prevent a default on its part from occurring.

(b)          The copies of the Peoples Leases heretofore or hereafter furnished or made available by Peoples to United are true, correct and complete, and the Peoples Leases have not been modified in any respect other than pursuant to amendments, copies of which have been concurrently delivered or made available to United, and are in full force and effect in accordance with their terms.

(c)          Except as set forth in the Peoples Disclosure Memorandum, there are no contractual obligations, agreements in principle or present plans for Peoples to enter into new leases of real property or to renew or amend existing Peoples Leases prior to the Closing Date.

4.4.5 Real Property. (a) Peoples does not own any interest in any real property (other than as lessee) except as set forth in the Peoples Disclosure Memorandum (such properties being referred to herein as "Peoples Realty"). Except as disclosed in the Peoples Disclosure Memorandum, Peoples has good title to the Peoples Realty and the titles to the Peoples Realty are covered by title insurance policies providing coverage in the amount of the original purchase price, true, correct and complete copies of which have been or will be furnished to United with the Peoples Disclosure Memorandum. Peoples has not encumbered the Peoples Realty since the effective dates of the respective title insurance policies.

(b)          Except as set forth in the Peoples Disclosure Memorandum, the interests of Peoples in the Peoples Realty and in and under each of the Peoples Leases are free and clear of any and all liens and encumbrances and are subject to no present claim, contest, dispute, action or, to the knowledge of Peoples, threatened action at law or in equity.

(c)          The present and past use and operations of, and improvements upon, the Peoples Realty and all real properties leased by Peoples (the "Peoples Leased Real Properties") are in compliance in all material respects with all applicable building, fire, zoning and other applicable laws, ordinances and regulations and with all deed restrictions of record, no notice of any violation or alleged violation thereof has been received, and to the knowledge of Peoples there are no proposed changes therein that would affect the Peoples Realty, the Peoples Leased Real Properties or their uses.

(d)          Except as set forth in the Peoples Disclosure Memorandum, no rent has been paid in advance and no security deposit has been paid by, nor is any brokerage commission payable by or to, Peoples with respect to any Lease pursuant to which it is lessor or lessee.

(e)          Peoples is not aware of any proposed or pending change in the zoning of, or of any proposed or pending condemnation proceeding with respect to, any of the Peoples Realty or the Peoples Leased Real Properties which may adversely affect the Peoples Realty or the Peoples Leased Real Properties or the current or currently contemplated use thereof.

(f)          The buildings and structures owned, leased or used by Peoples are, taken as a whole, in good operating order (except for ordinary wear and tear), usable in the ordinary course of business, and are sufficient and adequate to carry on the business and affairs of Peoples.

4.5      Employees and Benefits.

4.5.1      Directors or Officers of Other Corporations. Except as set forth in the Peoples Disclosure Memorandum, no director, officer, or employee of Peoples serves, or in the past five years has served, as a director or officer of any other corporation on behalf of or as a designee of Peoples or any of its subsidiaries.

4.5.2      Employee Benefits. (a) Except as set forth in the Peoples Disclosure Memorandum, Peoples does not provide and is not obligated to provide, directly or indirectly, any benefits for employees, including, without limitation, any pension, profit sharing, stock option, retirement bonus, hospitalization, medical, insurance, vacation or other employee benefits under any practice, agreement or understanding.

(b)          The Peoples Disclosure Memorandum lists separately any employee benefit plan within the meaning of Section 3(3) of the Employee Retirement Income Security Act

of 1974, as amended ("ERISA") sponsored by Peoples (collectively, "ERISA Plans"). True, correct and complete copies of all ERISA Plans and, to the extent applicable, all related trust agreements, insurance contracts, summary plan descriptions, Internal Revenue Service determination letters and filings, the past three years of actuarial reports and valuations, annual reports and Form 5500 filings (including attachments), and any other related documents requested by United or its counsel have been, or prior to the Closing Date will be, made available to United.

(c)          Peoples is not currently and has never been in the past required to contribute to a multiemployer plan as defined in Section 3(37)(A) of ERISA. Peoples does not maintain or contribute to, nor within the past six years has it maintained or contributed to, an employee pension benefit plan as defined in Section 3(2) of ERISA that is or was subject to Title IV of ERISA.

(d)          Each ERISA Plan has been operated and administered in all material respects in accordance with, and has been amended to comply with (unless such amendment is not yet required), all applicable laws, rules and regulations, including, without limitation, ERISA, the Internal Revenue Code of 1986, as amended ("Code"), and the regulations issued under ERISA and the Code. With respect to each ERISA Plan, other than routine claims for benefits submitted in the ordinary course of the benefits process, no litigation or administrative or other proceeding is pending or, to the knowledge of Peoples, threatened involving such ERISA Plan or any of its fiduciaries. With respect to each ERISA Plan, neither Peoples nor any of its directors, officers, employees or agents, nor to Peoples’ knowledge, any "party in interest" or "disqualified person" (as such terms are defined in Section 3(14) of ERISA and Section 4975 of the Code) has been engaged in or been a party to any transaction relating to the ERISA Plan which would constitute a breach of fiduciary duty under ERISA or a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), unless such transaction is specifically permitted under Sections 407 or 408 of ERISA, Section 4975 of the Code or a class or administrative exemption issued by the Department of Labor. Each ERISA Plan that is a group health plan within the meaning of Section 607(l) of ERISA and Section 4980B of the Code is in material compliance with the continuation coverage requirements of Section 501 of ERISA and Section 4980B of the Code.

(e)          Of the ERISA Plans, the "employee pension benefit plans" within the meaning of Section 3(2) of ERISA (collectively, the "Employee Pension Benefit Plans") are separately identified on the Peoples Disclosure Memorandum. With respect to each Employee Pension Benefit Plan, except as set forth on the Peoples Disclosure Memorandum: (i) such Employee Pension Benefit Plan constitutes a qualified plan within the meaning of Section 401(a) of the Code and the trust is exempt from federal income tax under Section 501(a) of the Code; (ii) all contributions required by such plan have been made or will be made on a timely basis; and (iii) no termination, partial termination or discontinuance of contributions has occurred without a determination by the IRS that such action does not affect the tax-qualified status of such plan.

(f)          As of the Closing Date, with respect to each ERISA Plan, Peoples will have provided adequate reserves, or insurance or qualified trust funds, to provide for all payments and contributions required, or reasonably expected to be required, to be made under the provisions of such ERISA Plan or required to be made under applicable laws, rules and regulations, with respect to any period prior to the Closing Date to the extent reserves are required under generally accepted accounting principles, based on an actuarial valuation satisfactory to the actuaries of Peoples representing a projection of claims expected to be incurred under such ERISA Plan.

(g)          Except as disclosed on the Peoples Disclosure Memorandum, Peoples does not provide and has no obligation to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured) with respect to current or former employees of Peoples beyond their retirement or other termination of service with Peoples other than (i) coverage mandated by applicable Law, (ii) benefits under the Employee Pension Benefit Plans, or (iii) benefits the full cost of which is borne by the current or former employee or his beneficiary.

(h)          Neither this Agreement nor any transaction contemplated hereby will (i) entitle any current or former employee, officer or director of Peoples to severance pay, unemployment compensation or any similar or other payment, or (ii) accelerate the time of payment or vesting of, or increase the amount of compensation or benefits due any such employee, officer or director.

4.5.3      Labor-Related Matters. Except as described in the Peoples Disclosure Memorandum, Peoples is not, and has not been, a party to any collective bargaining agreement or agreement of any kind with any union or labor organization or to any agreement with any of its employees which is not terminable at will or upon ninety (90) days notice at the election of, and without cost or penalty to, Peoples. Peoples has not received at any time in the past five (5) years, any demand for recognition from any union, and no attempt has been made, or will have been made as of the Closing Date, to organize any of its employees. Peoples has complied in all material respects with all obligations under the National Labor Relations Act, as amended, the Age Discrimination in Employment Act, as amended, and all other federal, state and local labor laws and regulations applicable to employees. There are no unfair labor practice charges pending or threatened against Peoples, and there are, and in the past three (3) years there have been, no charges, complaints, claims or proceedings, no slowdowns or strikes pending or threatened against, or involving, as the case may be, Peoples with respect to any alleged violation of any legal duty (including but not limited to any wage and hour claims, employment discrimination claims or claims arising out of any employment relationship) by Peoples as to any of its employees or as to any person seeking employment therefrom, and no such violations exist.

4.5.4       Related Party Transactions. Except for (a) loans and extensions of credit made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions by Peoples with other persons who are not affiliated with Peoples, and which do not involve more than the normal risk of repayment or present other unfavorable features, (b) deposits, all of which are on terms and conditions identical to those made available to all customers of Peoples at the time such deposits were entered into, and (c) transactions specifically described in the Peoples Disclosure Memorandum, there are no contracts with or commitments to present or former 5% or greater shareholders, directors, officers, or employees involving the expenditure after December 31, 1995 of more than $60,000 as to any one individual, including with respect to any business directly or indirectly controlled by any such person, or $100,000 for all such contracts or commitments in the aggregate for all such individuals (other than contracts or commitments relating to services to be performed by any officer, director or employee as a currently-employed employee of Peoples).

4.6       Other Matters.

4.6.1       Regulatory Reports. Peoples will make available to United for review and inspection all applications, reports or other documents filed by it for each of its past three full fiscal years with any regulatory or governmental agencies. All of such applications, reports and other documents have been prepared in accordance with applicable rules and regulations of the regulatory agencies with which they were filed.

4.6.2       Approvals, Consents and Filings. Except for the approval of the Federal Reserve and the Department of Banking, or as set forth in the Peoples Disclosure Memorandum, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby or thereby will (a) require any consent, approval, authorization or permit of, or filing with or notification to, any governmental or regulatory authority, or (b) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Peoples, or any of Peoples’ assets.

4.6.3       Default.    (a)    Except for those consents described in or set forth pursuant to Section 4.6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which Peoples is a party or by which Peoples or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of Peoples, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of Peoples.

(b)          Peoples is not in default under its articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement or of any other contract or instrument to which Peoples is a party or by which it or any of its property is bound.

4.6.4       Representations and Warranties. No representation or warranty contained in this Article IV or in any written statement delivered by or at the direction of Peoples pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to United in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE V

CONDUCT OF BUSINESS OF PEOPLES PENDING CLOSING

Except as expressly otherwise provided herein, Peoples covenants and agrees that, without the prior written consent of United between the date hereof and the Closing Date:

5.1       Conduct of Business. Peoples will conduct its business only in the ordinary course, without the creation of any indebtedness for borrowed money (other than deposit and similar accounts and customary credit arrangements between banks in the ordinary course of business).

5.2      Maintenance of Properties. Peoples will maintain its properties and assets in good operating condition, ordinary wear and tear excepted.

5.3      Insurance. Peoples will maintain and keep in full force and effect all of the insurance referred to in Section 4.3.4 hereof or other insurance equivalent thereto in all material respects.

5.4      Capital Structure. No change will be made in the authorized or issued capital stock or other securities of Peoples, and Peoples will not issue or grant any right or option to purchase or otherwise acquire any of the capital stock or other securities of Peoples.

5.5      Dividends. No dividend, distribution or payment will be declared or made in respect to the Peoples Stock and Peoples will not, directly or indirectly, redeem, purchase or otherwise acquire any of its capital stock.

5.6      Amendment of Articles; Corporate Existence. Peoples will not amend its articles of incorporation or bylaws, and Peoples will maintain its corporate existence and powers.

5.7      No Acquisitions. Peoples shall not, without the express written consent of United, acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other entity or division thereof or otherwise acquire or agree to acquire any assets which are material, individually or in the aggregate, to it.

5.8      No Dispositions. Peoples will not sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real property or interest therein (except for sales in the ordinary course of business) and Peoples will not, except in the ordinary course of business, sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset.

5.9      Banking Arrangements. No change will be made in the banking and safe deposit arrangements referred to in Section 4.2.8 hereof.

5.10      Contracts. Except for renewals of existing contracts in effect as of the date hereof, or entering into a contract for the purpose of substituting a vendor under any such existing contract, Peoples will not, without the express written consent of United, enter into any contract of the kind described in Section 4.4.1 hereof.

5.11      Books and Records. The books and records of Peoples will be maintained in the usual, regular and ordinary course.

5.12      Advice of Changes. Peoples shall promptly advise United orally and in writing of any change or event having, or which the Peoples Management believes could have, a material adverse effect on the assets, liabilities, business, operations or financial condition of Peoples.

5.13      Reports. Peoples shall file all reports required to be filed with any regulatory or governmental agencies between the date of this Agreement and the Closing Date and shall deliver to United copies of all such reports promptly after the same are filed.

5.14      No Severance or Termination Payments. Peoples shall not grant any severance or termination pay to any director, officer or other employee, or adopt any new severance plan; provided, however, that for purposes of complying with Section 7.9, Peoples may make a payment, or series of payments, to Timothy I. Warren, so long as such payment, or series of payments, in the aggregate, do not constitute an "excess parachute payment," as such term is defined under Section 280G(b)(1) of the Code.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF UNITED

As an inducement to Peoples to enter into this Agreement and to consummate the transactions contemplated hereby, United represents, warrants, covenants and agrees as follows:

6.1      Corporate Status. United is a business corporation duly organized, validly existing and in good standing under the laws of the State of Georgia and has no direct or indirect subsidiaries, which are material to United, other than United Community Bank, Blairsville, Georgia ("United Bank"), Towns County Bank, Hiawassee, Georgia ("Towns"), Peoples Bank of Fannin County, Blue Ridge, Georgia ("Fannin"), White County Bank, Cleveland, Georgia ("White"), Carolina Community Bank, Murphy, North Carolina ("Carolina"), First Clayton Bank & Trust Company, Clayton, Georgia ("Clayton"), Independent Bank & Trust Company, Powder Springs, Georgia ("Independent") and Dawson County Bank, Dawsonville, Georgia ("Dawson") (collectively the "United Subsidiaries.") The United Subsidiaries are banking corporations, all of which are duly organized, validly existing and in good standing under the laws of the State of Georgia with respect to United Bank, Towns, Fannin, White, Clayton, Independent and Dawson, and the State of North Carolina with respect to Carolina. United and the United Subsidiaries are entitled to own or lease their respective properties and to carry on their respective businesses in the places where such properties are now owned, leased or operated and such businesses are now conducted.

6.2      Authority. Subject to the approval of various state and federal regulators, the execution, delivery and performance of this Agreement and the other transactions contemplated or required in connection herewith will not, with or without the giving of notice or the passage of time, or both, (a) violate any provision of federal or state law applicable to United, the violation of which could be reasonably expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; (b) violate any provision of the articles of incorporation or bylaws of United; (c) conflict with or result in a breach of any provision of, or termination of, or constitute a default under any instrument, license, agreement, or commitment to which United is a party, which, singly or in the aggregate, could reasonably be expected to have a material adverse effect on the business, operations, properties, assets, financial condition or prospects of United; or (d) constitute a violation of any order, judgment or decree to which United is a party, or by which United or any of its assets or properties are bound. Assuming this Agreement constitutes the valid and binding obligation of Peoples, this Agreement constitutes the valid and binding obligation of United, and is enforceable in accordance with its terms, except as limited by laws affecting creditors’ rights generally and by the discretion of courts to compel specific performance.

6.3      Capital Structure.      (a)      As of the date of this Agreement, United has authorized capital stock consisting solely of 50,000,000 shares of common stock, par value $1.00 per share, of which 10,544,836 shares are issued and outstanding as of the date hereof including 3,500,000 deemed outstanding pursuant to United’s prime plus ¼% Convertible Subordinated Debentures due December 31, 2006 (the "2006 Debentures") and presently exercisable options to acquire 563,768 shares (the "United Stock Options") and 10,000,000 shares of Preferred Stock, of which 1,726,000 shares are issued and outstanding as of the date hereof. All of the issued and outstanding shares of United Stock and the United Subsidiaries capital stock (the "United Subsidiaries Stock") is duly and validly issued, fully paid and nonassessable and was offered, issued and sold in compliance with all applicable federal or state securities laws. No person has any right of rescission or claim for damages under federal or state securities laws with respect to the issuance of shares of United Stock or any of the shares of United Subsidiaries Stock previously issued. None of the shares of United Stock has been issued in violation of the preemptive or other rights of any shareholder of United. None of the shares of the United Subsidiaries Stock was issued in violation of the preemptive or other rights of any shareholder of the United Subsidiaries. All of the issued and outstanding shares of the United Subsidiaries Stock are owned by United.

(b)          Except for the 2006 Debentures and the United Stock Options, United does not have outstanding any securities which are either by their terms or by contract convertible or exchangeable into United Stock, or any other securities or debt, of United, or any preemptive or similar rights to subscribe for or to purchase, or any options or warrants or agreements or understandings for the purchase or the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to, its capital stock or securities convertible into its capital stock. United is not subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire, or to register, any shares of its capital stock.

(c)          There is no material agreement, arrangement or understanding to which United is a party restricting or otherwise relating to the transfer of any shares of United Stock.

(d)          All shares of common stock or other capital stock, or any other securities or debt, of United, which have been purchased or redeemed by United have been purchased or redeemed in accordance with all applicable federal, state and local laws, rules, and regulations, including, without limitation, all federal and state securities laws and rules and regulations of any securities exchange or system on which such stock, securities or debt are, or at such time were, traded, and no such purchase or redemption has resulted or will, with the giving of notice or lapse of time, or both, result in a default or acceleration of the maturity of, or otherwise modify, any agreement, note, mortgage, bond, security agreement, loan agreement or other contract or commitment of United.

6.4      Financial Statements. United has delivered to Peoples true, correct and complete copies of the audited financial statements of United for the years ended December 31, 2000, 1999 and 1998, including balance sheets, statements of income, statements of shareholders' equity, statements of cash flows and related notes (the audited financial statements for the year ended December 31, 2000 being referred to as the "2000 United Financial Statements"). All of such financial statements have been prepared in accordance with generally accepted accounting principles consistently applied and present fairly the assets, liabilities and financial condition of United as of the dates indicated therein and the results of its operations for the respective periods then ended.

6.5       Permits; Compliance with Law.      (a)      United has all permits, licenses, approvals, authorizations and registrations under all federal, state, local and foreign laws required for United to carry on its business as presently conducted, and all of such permits, licenses, approvals, authorizations and registrations are in full force and effect, and no suspension or cancellation of any of them is pending or, to the knowledge of United, threatened.

(b)          United has complied with all laws, regulations, and orders applicable to it or its business, except for any non-compliance which would not have a material adverse effect on United, and United has received no notice or warning from any governmental authority with respect to any failure or alleged failure of United to comply in any respect with any law, regulation or order has been received, nor is any such notice or warning proposed or, to the knowledge of United, threatened.

6.6      Litigation and Proceedings. There are no actions, decrees, suits, counterclaims, claims, proceedings or governmental actions or investigations, pending or, to the knowledge of United, threatened against, by or affecting United, any officer, director, employee or agent in such person’s capacity as an officer, director, employee or agent of United or relating to the business or affairs of United, in any court or before any arbitrator or governmental agency, and no judgment, award, order or decree of any nature has been rendered against or with respect thereto by any agency, arbitrator, court, commission or other authority, nor does United have any unasserted contingent liabilities which may have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.7       Default.      (a)      Except for those consents described in or set forth pursuant to Section 6.2 above, neither the execution of this Agreement nor consummation of the transactions contemplated herein (i) constitutes a breach of or default under any contract or commitment to which United is a party or by which United or its properties or assets are bound, (ii) does or will result in the creation or imposition of any security interest, lien, encumbrance, charge, equity or restriction of any nature whatsoever in favor of any third party upon any assets of United, or (iii) constitutes an event permitting termination of any agreement or the acceleration of any indebtedness of United.

(b)          No default exists under United’s articles of incorporation or bylaws or under any term or provision of any security deed, mortgage, indenture or security agreement, or of any other contract or instrument to which United is a party or by which it or any of its property is bound, which would have a material adverse effect on its assets or on the operation of its businesses or which might prevent or impede the consummation of the transactions contemplated by this Agreement.

6.8       Disclosure Reports. United has a class of securities registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and has delivered to Peoples copies of:

(a)          its Annual Report on Form 10-K for its fiscal year ended December 31, 2000 (and those portions of its 2000 Annual Report to Shareholders incorporated therein by reference) filed pursuant to Section 13 of the Act;

(b)          the Proxy Statement for its Annual Meeting of Shareholders held on June 7, 2001, filed pursuant to Section 14 of the Act; and

(c)          its Quarterly Report on Form 10-Q for the quarter ended March 31, 2001, filed pursuant to Section 13 of the Act.

The report, proxy statement and quarterly reports include all of the regular and periodic reports and proxy statements required to be filed by United with the Securities and Exchange Commission since December 31, 2000, and are herein collectively referred to as the "United SEC Reports." The United SEC Reports taken together correctly describe, among other things, the business, operations and principal properties of United in accordance with the requirements of the applicable report forms. As of the respective dates of filing, none of the United SEC Reports contained any untrue statement of material fact necessary to make the statements therein not misleading. The financial statements contained in the United SEC Reports have been prepared in accordance with generally accepted accounting principals consistently applied and present fairly the financial condition of United as of the dates thereof and the results of operations for the periods covered thereby.

6.9      No Material Adverse Change. Since the date of its latest published financial statements included in the United SEC Reports, there has not been any change in the condition of United, any contracts entered into by United, or other changes in the operations of United which, in any case, would have a material adverse effect on United on a consolidated basis taken as a whole.

6.10      Representations and Warranties. No representation or warranty contained in this Article VI or in any written statement delivered by or at the direction of United pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue statement, nor shall such representations and warranties taken as a whole omit any statement necessary in order to make any statement not misleading. Copies of all documents that have been or will be furnished to Peoples in connection with this Agreement or pursuant hereto are or shall be true, correct and complete.

ARTICLE VII

CONDITIONS TO OBLIGATIONS OF UNITED

All of the obligations of United under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by United:

7.1      Veracity of Representations and Warranties. The representations and warranties of Peoples contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

7.2      Performance of Agreements. Peoples shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or on the Closing Date.

7.3      Certificates, Resolutions, Opinion. Peoples shall have delivered to United:

(a)          a certificate executed by the President and Secretary of Peoples, dated as of the Closing Date, and certifying in such detail as United may reasonably request to the fulfillment of the conditions specified in Sections 7.1 and 7.2 hereof;

(b)          duly adopted resolutions of the Board of Directors and shareholders of Peoples certified by the Secretary thereof, dated the Closing Date, (i)

authorizing and approving the execution of this Agreement (with respect to the directors of Peoples) and the Merger Agreement (with respect to the directors and shareholders of Peoples) and the consummation of the transactions contemplated herein and therein in accordance with their respective terms and (ii) authorizing all other necessary and proper corporate action to enable Peoples to comply with the terms hereof and thereof;

(c)          certificates of the valid existence of Peoples and Peoples Bank under the laws of the State of Georgia, executed by the Secretary of State and the Department of Banking, respectively, and dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that Peoples has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Powell, Goldstein, Frazier & Murphy, counsel for Peoples, dated the Closing Date, in the form attached hereto as Exhibit C.

7.4      Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of Peoples Stock.

7.5      Regulatory Approvals. United shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve and the Department of Banking, such consents, authorizations and approvals as are necessary for the consummation thereof and all applicable waiting or similar periods required by law shall have expired.

7.6      Effective Registration Statement. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

7.7      Certificate of Merger. The Secretary of State of the State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

7.8      Accountants’ Letter. United shall have received a letter from Mauldin & Jenkins, dated the Closing Date, to the effect that: At the request of Peoples they have carried out procedures to a specified date not more than five business days prior to the Closing Date, which procedures did not constitute an examination in accordance with generally accepted auditing standards, of the financial statements of Peoples, as follows: (a) read the unaudited balance sheets and statements of income of Peoples from December 31, 2000 through the date of the most recent monthly financial statements available in the ordinary course of business; (b) read the minutes of the meetings of shareholders and Board of Directors of Peoples from

December 31, 2000 to said date nor more than five business days prior to the Closing Date; and (c) consulted with certain officers and employees of Peoples responsible for financial and accounting matters and, based on such procedures, nothing has come to their attention which would cause them to believe that (i) such unaudited interim balance sheets and statements of income are not fairly presented in conformity with generally accepted accounting principles applied on a basis consistent with that of the 2000 Peoples Financial Statements, (ii) as of said date not more than five business days prior to the Closing Date, the shareholders’ equity, long-term debt, reserve for possible loan losses and total assets of Peoples, in each case as compared with the amounts shown in the 2000 Peoples Financial Statements, are not different except as set forth in such letter, or (iii) for the period from December 31, 2000 to said date not more than five business days prior to the Closing Date, the net interest income, total and per-share amounts of consolidated income (before extraordinary items) and net income of Peoples, as compared with the corresponding portion of the preceding 12-month period, are not different except as set forth in such letter.

7.9      Termination of Employment Agreement. United shall have received evidence of the buy-out and termination of that certain Employment Agreement, dated as of September 14, 1998, between Peoples Bank and Timothy I Warren, in form and content satisfactory to United.

7.10      Employment Agreement. Timothy I. Warren shall have executed an employment agreement in form reasonably satisfactory to United and Mr. Warren.

ARTICLE VIII

CONDITIONS TO OBLIGATIONS OF PEOPLES

All of the obligations of Peoples under this Agreement are subject to the fulfillment prior to or at the Closing Date of each of the following conditions, any one or more of which may be waived by it:

8.1      Veracity of Representations and Warranties. The representations and warranties of United contained herein or in any certificate, schedule or other document delivered pursuant to the provisions hereof, or in connection herewith, shall be true in all material respects as of the date when made and shall be deemed to be made again at and as of the Closing Date and shall be true in all material respects at and as of such time, except as a result of changes or events expressly permitted or contemplated herein.

8.2      Performance of Agreements. United shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to or at the Closing Date.

8.3      Certificates, Resolutions, Opinion. United shall have delivered to Peoples:

(a)          a certificate executed by the President and Secretary of United, dated the Closing Date, certifying in such detail as Peoples may reasonably request to the fulfillment of the conditions specified in Sections 8.1 and 8.2 hereof;

(b)          duly adopted resolutions of the board of directors of United, certified by the Secretary thereof, dated the Closing Date, (i) authorizing and approving the execution of this Agreement and the Merger Agreement on behalf of United, and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing all other necessary and proper corporate actions to enable United to comply with the terms hereof and thereof;

(c)          a certificate of the valid existence of United, under the laws of the State of Georgia executed by the Secretary of State of the State of Georgia, dated not more than five (5) business days prior to the Closing Date;

(d)          certificates from the appropriate public officials of the State of Georgia, dated not more than five (5) business days prior to the Closing Date, certifying that United has filed all corporate tax returns required by the laws of such state and has paid all taxes shown thereon to be due; and

(e)          an opinion of Kilpatrick Stockton LLP, counsel for United, dated the Closing Date, in the form attached hereto as Exhibit D.

8.4      Shareholder Approval. The Merger Agreement shall have been approved by the vote of the holders of at least a majority of Peoples Stock.

8.5      Regulatory Approvals. Any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement and the Merger Agreement, including, but not limited to the Federal Reserve and the Department of Banking, shall have granted such consents, authorizations and approvals as are necessary for the consummation hereof and thereof, and all applicable waiting or similar periods required by law shall have expired.

8.6      Effective Registration Statement. The United Registration Statement shall have been declared effective by the SEC and no stop order shall have been entered with respect thereto.

8.7      Tax Opinion. Peoples shall have received from Kilpatrick Stockton LLP its opinion, in form and substance reasonably satisfactory to Peoples, to the effect that:

(1)          The Merger and the issuance of shares of United Stock in connection therewith, as described herein and in the Merger Agreement, will constitute a tax-free reorganization under Section 368(a)(1)(A) of the Code;

(2)          No gain or loss will be recognized by holders of Peoples Stock upon the exchange of such stock solely for United Stock as a result of the Merger;

(3)          Gain or loss will be recognized pursuant to Section 302 of the Code by holders of Peoples Stock upon their receipt of cash in lieu of fractional shares of United Stock and upon their exercise of dissenters’ rights;

(4)          No gain or loss will be recognized by Peoples as a result of the Merger;

(5)          The aggregate tax basis of United Stock received by shareholders of Peoples pursuant to the Merger will be the same as the tax basis of the shares of Peoples Stock exchanged therefor decreased by any portion of such tax basis allocated to fractional shares of United Stock that are treated as redeemed by United; and

(6)          The holding period of the shares of United Stock received by the shareholders of Peoples will include the holding period of the shares of Peoples Stock exchanged therefor, provided that the stock of Peoples is held as a capital asset on the date of the consummation of the Merger.

8.8      Certificate of Merger. The Secretary of State of the State of Georgia shall have issued a certificate of merger with regard to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

8.9      Employment Agreement. Timothy I. Warren shall have executed an employment agreement in form reasonably satisfactory to United and Mr. Warren.

ARTICLE IX

WARRANTIES, NOTICES, ETC.

9.1      Warranties. All statements contained in any certificate or other instrument delivered by or on behalf of Peoples or United pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties hereunder by them. Unless the context otherwise requires, the representations and warranties required of Peoples shall be required to be made, and shall be considered made, on behalf of both Peoples and its subsidiary Peoples Bank, and the representations and warranties required of United, shall be required to be made, and shall be considered made, on behalf of United and the United Subsidiaries.

9.2      Survival of Representations. All representations, warranties, covenants, and agreements made by either party hereto in or pursuant to this Agreement or in any instrument, exhibit, or certificate delivered pursuant hereto shall be deemed to have been material and to have been relied upon by the party to which made, but, except as set forth hereafter or specifically stated in this Agreement, such representations, warranties, covenants, and agreements shall expire and be of no further force and effect upon the consummation of the Merger; provided, however, that the following shall survive consummation of the Merger and the transactions contemplated hereby:

(a)          the opinions of counsel referred to in Sections 7.3(f) and 8.3(e) of this Agreement;

(b)          any intentional misrepresentation of any material fact made by either party hereto in or pursuant to this Agreement or in any instrument, document or certificate delivered pursuant hereto; and

(c)          the covenant with respect to the confidentiality of certain information contained in Section 3.5 hereof.

9.3      Notices. All notices or other communications required or permitted to be given or made hereunder shall be in writing and delivered personally or sent by pre-paid, first class certified or registered mail, return receipt requested, or by facsimile transmission, to the intended recipient thereof at its address or facsimile number set out below. Any such notice or communication shall be deemed to have been duly given immediately (if given or made in person or by facsimile confirmed by mailing a copy thereof to the recipient in accordance with this Section 9.3 on the date of such facsimile), or five days after mailing (if given or made by mail), and in proving same it shall be sufficient to show that the envelope containing the same was delivered to the delivery service and duly addressed, or that receipt of a facsimile was confirmed by the recipient as provided above. Either party may change the address to which notices or other communications to such party shall be delivered or mailed by giving notice thereof to the other party hereto in the manner provided herein.

(a)	To Peoples:	Peoples Bancorp, Inc. 119 Maple Street Carrollton, Georgia 30117 Attention: Timothy I. Warren President Facsimile: (770) 830-0985

With copies to:	Powell, Goldstein, Frazer & Murphy LLP 191 Peachtree Street, N.E. Suite 1600 Atlanta, Georgia 30303 Attention: Walter G. Moeling, IV Facsimile: (404) 572-6999

(b)	To United:	United Community Banks, Inc. P.O. Box 398 Blairsville, Georgia 30512 Attention: Jimmy Tallent President Facsimile: (706) 745-1335

With copies to:	Kilpatrick Stockton LLP Suite 2800 1100 Peachtree Street Atlanta, Georgia 303039-4530 Attention: Richard R. Cheatham Facsimile: (404) 815-6555

9.4      Entire Agreement. This Agreement and the Merger Agreement supersede all prior discussions and agreements between Peoples and United with respect to the Merger and the other matters contained herein and therein, and this Agreement and the Merger Agreement contain the sole and entire agreement between Peoples and United with respect to the transactions contemplated herein and therein.

9.5      Waiver; Amendment. Prior to or on the Closing Date, United shall have the right to waive any default in the performance of any term of this Agreement by Peoples, to waive or extend the time for the fulfillment by Peoples of any or all of Peoples’ obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of United under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. Prior to or on the Closing Date, Peoples shall have the right to waive any default in the performance of any term of this Agreement by United, to waive or extend the time for the fulfillment by United of any or all of United’s obligations under this Agreement, and to waive any or all of the conditions precedent to the obligations of Peoples under this Agreement, except any condition which, if not satisfied, would result in the violation of any law or applicable governmental regulation. This Agreement may be amended by a subsequent writing signed by the parties hereto, provided, however, that the provisions of Sections 7.5 and 8.5 requiring regulatory approval shall not be amended by the parties hereto without regulatory approval.

ARTICLE X

TERMINATION

This Agreement may be terminated at any time prior to or on the Closing Date upon written notice to the other party as follows, and, upon any such termination of this Agreement, neither party hereto shall have any liability to the other, except that the provisions of Section 3.5 hereof shall survive the termination of this Agreement for any reason.

10.1      Material Adverse Change. (a) By United, if, after the date hereof, a material adverse change in the financial condition or business of Peoples shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of Peoples Stock, or if Peoples shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business. (b) By Peoples, if, after the date hereof, a material adverse change in the financial condition or business of United shall have occurred which change would reasonably be expected to have a material adverse affect on the market price of United Stock, or if United shall have suffered a material loss or damage to any its properties or assets, which change, loss or damage materially affects or impairs its ability to conduct its business.

10.2      Noncompliance. (a) By United, if the terms, covenants or conditions of this Agreement to be complied with or performed by Peoples before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by United. (b) By Peoples, if the terms, covenants or conditions of this Agreement to be complied with or performed by United before the Closing shall not have been substantially complied with or substantially performed at or before the Closing Date and such noncompliance or nonperformance shall not have been waived by Peoples.

10.3      Failure to Disclose. (a) By United, if it learns of any fact or condition not disclosed in this Agreement, the Peoples Disclosure Memorandum, or the 2000 Peoples Financial Statements, which was required to be disclosed by Peoples pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of Peoples which materially and adversely affects such business, properties, assets or earnings or the ownership, value or continuance thereof. (b) By Peoples, if it learns of any fact or condition not disclosed in this Agreement or the 2000 United Financial Statements, which was required to be disclosed by United pursuant to the provisions of this Agreement at or prior to the date of execution hereof with respect to the business, properties, assets or earnings of United which materially and adversely affect such business, properties, assets or earnings or the ownership, value or continuance thereof.

10.4      Adverse Proceedings. By either party, if any action, suit or proceeding shall have been instituted or threatened against either party to this Agreement to restrain or prohibit, or to obtain substantial damages in respect of, this Agreement or the consummation of the transactions contemplated herein, which, in the good faith opinion of Peoples or United makes consummation of the transactions herein contemplated inadvisable.

10.5      Termination Date. By either party, if the Closing Date shall not have occurred on or before December 31, 2001.

10.6      Dissenters. By United, if the holders of more than five percent (5%) shares of the outstanding Peoples Stock elect to exercise this statutory right to dissent from the Merger and demand payment in cash for the "fair value" of their shares.

10.7       Shareholders Vote. By either party, if the Merger Agreement is not approved by the Vote of the holders of Peoples Stock as required by applicable law.

10.8      Environmental Liability of Peoples. By United, if it learns of any potential liability of Peoples arising from noncompliance with any federal, state or local environmental law by Peoples, or any potential liability of Peoples arising from any environmental condition of the properties or assets of Peoples, including any properties or assets in which Peoples holds a security interest.

ARTICLE XI

COUNTERPARTS, HEADINGS, ETC.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement. A pronoun in one gender includes and applies to the other genders as well.

ARTICLE XII

BINDING EFFECT

This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party without the prior written consent of the other.

ARTICLE XIII

GOVERNING LAW

The validity and effect of this Agreement and the Merger Agreement and the rights and obligations of the parties hereto and thereto shall be governed by and construed and enforced in accordance with the laws of the State of Georgia.

[signatures on following page]

IN WITNESS WHEREOF, Peoples and United have caused this Agreement to be executed by their respective duly authorized corporate officers and their respective corporate seals to be affixed hereto as of the day and year first above written.

PEOPLES BANCORP, INC.
(CORPORATE SEAL)	By: /s/ Timothy I. Warren
Timothy I. Warren President
Attest: /s/ Elaine B. Lovvorn Secretary

UNITED COMMUNITY BANKS, INC.
(CORPORATE SEAL)	By: /s/ Jimmy C.Tallent
Jimmy C. Tallent President
Attest: /s/ Thomas C.Gilliland Secretary

EXHIBIT A

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (the "Agreement") is made and entered into as of this _____ day of __________, 2001, by and between UNITED COMMUNITY BANKS, INC. ("United") and PEOPLES BANCORP, INC. ("Peoples"), both Georgia corporations (said corporations are hereinafter collectively referred to as the "Constituent Corporations").

R E C I T A L S:

WHEREAS, the authorized capital stock of United consists of 50,000,000 shares of Common Stock, $1.00 par value per share (the "United Stock"), of which __________ shares are issued and outstanding; and

WHEREAS, the authorized capital stock of Peoples consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which 800,000 shares are issued and outstanding, and 71,500 shares are subject to currently outstanding options (the "Peoples Stock") and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations deem it advisable and in the best interests of each such corporation and its shareholders that Peoples merge with United, with United being the surviving corporation; and

WHEREAS, the respective Boards of Directors of the Constituent Corporations, by resolutions duly adopted, have unanimously approved and adopted this Agreement, and the Board of Directors of Peoples, by resolution duly adopted, has directed that this Agreement be submitted to the shareholders of Peoples for their approval; and

WHEREAS, United has agreed to issue shares of United Stock which shareholders of Peoples will be entitled to receive, according to the terms and conditions contained herein, on or after the Effective Date (as defined herein) of the merger provided for herein.

NOW, THEREFORE, for and in consideration of the premises and the mutual agreements herein contained, and other good and valuable consideration, the receipt and adequacy of which as legally sufficient consideration are hereby acknowledged, the parties hereto have agreed and do hereby agree, as follows:

1.                 MERGER.

Pursuant to and with the effects provided in the applicable provisions of Article 11 of the Georgia Business Corporation Code, as amended (Chapter 2 of Title 14 of the Official Code of

Georgia), Peoples (hereinafter sometimes referred to as the "Merged Corporation") shall be merged with and into United (the "Merger"). United shall be the surviving corporation (the "Surviving Corporation") and shall continue under the name "United Community Banks, Inc." On the Effective Date (as defined herein) of the Merger, the individual existence of the Merged Corporation shall cease and terminate.

2.                 ACTIONS TO BE TAKEN.

The acts and things required to be done by the Georgia Business Corporation Code in order to make this Agreement effective, including the submission of this Agreement to the shareholders of the Merged Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in said Code, shall be attended to and done by the proper officers of the Constituent Corporations with the assistance of counsel as soon as practicable.

3.                 EFFECTIVE DATE.

The Merger shall be effective upon the approval of this Agreement by the shareholders of the Merged Corporation and the filing of the Certificate of Merger relating hereto in the manner provided in the Georgia Business Corporation Code (the "Effective Date").

4.                 ARTICLES OF INCORPORATION AND BYLAWS OF THE SURVIVING CORPORATION.

   The Articles of Incorporation of United, as heretofore amended, shall on the Effective Date be the Articles of Incorporation of the Surviving Corporation.

   Until altered, amended or repealed, as therein provided, the Bylaws of United as in effect on the Effective Date shall be the Bylaws of the Surviving Corporation.

5.               MANNER AND BASIS OF CONVERTING SHARES OF CAPITAL STOCK; CAPITAL STRUCTURE OF THE
                  SURVIVING CORPORATION.

The manner and basis of converting the shares of capital stock of each of the Constituent Corporations into shares of the Surviving Corporation shall be as follows:

  Upon the Effective Date each of the shares of Peoples Stock outstanding on the Effective Date shall be converted into fully paid and nonassessable shares of United Stock at the rate of .4473684 shares of United Stock for each outstanding share of Peoples Stock. If either party should change the number of its outstanding shares as a result of a stock split, stock dividend, or similar recapitalization with respect to such shares prior to the Effective Date then the shares to be issued hereunder to holders of Peoples Stock shall be proportionately adjusted.

   No scrip or fractional share certificates of United Stock shall be issued in connection with the Merger and an outstanding fractional share interest will not entitle the owner thereof to vote, to receive dividends or to have any of the rights of a shareholder with respect to such fractional interest. In lieu of any fractional interest, there shall be paid in cash an amount (computed to the nearest cent) equal to such fraction multiplied by $38.00.

   Upon the Effective Date, all rights with respect to Peoples Stock pursuant to stock options (the "Peoples Stock Options") granted by Peoples which are outstanding at the Effective Date, whether or not exercisable, shall be converted into and become rights with respect to United Stock, and United shall assume each Peoples Stock Option in accordance with the terms of the stock option plan and the stock option agreement by which it is evidenced. From and after the Effective Date, (i) each Peoples Stock Option assumed by United may be exercised solely for shares of United Stock, (ii) the number of shares of United Stock subject to such Peoples Stock Option shall be equal to the product of the number of shares of Peoples Stock subject to such Peoples Stock Option immediately prior to the Effective Date multiplied by .4473684, and (iii) the per share exercise price under each such Peoples Stock Option shall be adjusted by dividing the per share exercise price by .4473684 and rounding down to the nearest cent.

  As soon as practicable after the Effective Date, each holder as of the Effective Date of any of the shares of Peoples Stock, upon presentation and surrender of the certificates representing such shares to United, shall be entitled to receive in exchange therefor a certificate representing the number of shares of United Stock to which such shareholder shall be entitled according to the terms of this Agreement. Until such surrender, each such outstanding certificate which prior to the Effective Date represented Peoples Stock shall be deemed for all corporate purposes to evidence ownership of the number of shares of United Stock into which the same shall have been converted and the right to receive payment for fractional shares.

  Upon the Effective Date, each share of United Stock issued and outstanding immediately prior to the Effective Date shall continue unchanged and shall continue to evidence a share of common stock of the Surviving Corporation.

6.                 TERMINATION OF SEPARATE EXISTENCE.

Upon the Effective Date, the separate existence of the Merged Corporation shall cease and the Surviving Corporation shall possess all of the rights, privileges, immunities, powers and franchises, as well of a public nature as of a private nature, of each of the Constituent Corporations; and all property, real, personal and mixed, and all debts due on whatever account, and all other choses in action, and all and every other interest of or belonging to or due to each of the Constituent Corporations shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed, and the title to any real estate or any interest therein, vested in either of the Constituent Corporations shall not revert or be in any way impaired by reason of the Merger. The Surviving Corporation shall thenceforth be responsible and liable for all the liabilities, obligations and penalties of each of the Constituent Corporations; and any claim existing or action or proceeding, civil or criminal, pending by or against either of said Constituent Corporations may be prosecuted as if the Merger had not taken place, or the Surviving Corporation may be substituted in its place, and any judgment rendered against either of the Constituent Corporations may thenceforth be enforced against the Surviving Corporation; and neither the rights of creditors nor any liens upon the property of either of the Constituent Corporations shall be impaired by the Merger.

7.                 FURTHER ASSIGNMENTS.

If at any time the Surviving Corporation shall consider or be advised that any further assignments or assurances in law or any other things are necessary or desirable to vest in said corporation, according to the terms hereof, the title to any property or rights of the Merged Corporation, the proper officers and directors of the Merged Corporation shall and will execute and make all such proper assignments and assurances and do all things necessary and proper to vest title in such property or rights in the Surviving Corporation, and otherwise to carry out the purposes of this Agreement.

8.                 CONDITIONS PRECEDENT TO CONSUMMATION OF THE MERGER.

This Agreement is subject to, and consummation of the Merger is conditioned upon, the fulfillment as of the Effective Date of each of the following conditions:

  Approval of this Agreement by the affirmative vote of the holders of a majority of the outstanding voting shares of Peoples Stock; and

  All the terms, covenants, agreements, obligations and conditions of the Agreement and Plan of Reorganization (the "Acquisition Agreement") of even date herewith by and between Peoples and United to be complied with, satisfied and performed on or prior to the Closing Date (as defined therein), shall have been complied with, satisfied and performed in all material respects unless accomplishment of such covenants, agreements, obligations and conditions has been waived by the party benefited thereby.

9.                  TERMINATION.

This Agreement may be terminated and the Merger abandoned in accordance with the terms of the Acquisition Agreement, at any time before or after adoption of this Agreement by the directors of either of the Constituent Corporations, notwithstanding favorable action on the Merger by the shareholders of the Merged Corporation, but not later than the issuance of the certificate of merger by the Secretary of State of Georgia with respect to the Merger in accordance with the provisions of the Georgia Business Corporation Code.

10.                 COUNTERPARTS; TITLE; HEADINGS.

This Agreement may be executed simultaneously in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The title of this Agreement and the headings herein set out are for the convenience of reference only and shall not be deemed a part of this Agreement.

11.                AMENDMENTS; ADDITIONAL AGREEMENTS.

At any time before or after approval and adoption by the shareholders of Peoples, this Agreement may be modified, amended or supplemented by additional agreements, articles or certificates as may be determined in the judgment of the respective Boards of Directors of the Constituent Corporations to be necessary, desirable or expedient to further the purposes of this Agreement, to clarify the intention of the parties, to add to or modify the covenants, terms or conditions contained herein or to effectuate or facilitate any governmental approval of the Merger or this Agreement, or otherwise to effectuate or facilitate the consummation of the transactions contemplated hereby; provided, however, that no such modification, amendment or supplement shall reduce to any extent the consideration into which shares of Peoples Stock shall be converted in the Merger pursuant to Section 5 hereof.

IN WITNESS WHEREOF, the Constituent Corporations have each caused this Agreement to be executed on their respective behalfs and their respective corporate seals to be affixed hereto as of the day and year first above written.

UNITED COMMUNITY BANKS, INC.
(CORPORATE SEAL)
By: Jimmy Tallent President
ATTEST: Secretary

PEOPLES BANCORP, INC.
(CORPORATE SEAL)
By: Timothy I. Warren President
ATTEST: Secretary

EXHIBIT B

United Community Banks, Inc.
P.O. Box 398
Blairsville, Georgia 30512

Gentlemen:

In connection with the proposed merger (the "Merger") of Peoples Bancorp, Inc. ("Peoples") with and into United Community Banks, Inc. ("United"), pursuant to the Agreement and Plan of Reorganization of even date herewith among United and Peoples (the "Reorganization Agreement"), the undersigned hereby covenants, represents and warrants as follows:

1.           Recommendation for Merger and Voting of Peoples Stock. The undersigned agrees to recommend to all holders of the capital stock of Peoples ("Peoples Stock") that they vote in favor of the Merger. In addition, the undersigned agrees to vote any and all shares of Peoples Stock owned or controlled by him in favor of the Merger.

2.           Compliance with Securities Laws. The undersigned acknowledges that he will be subject to the restrictions on resales contained in Rule 145 of the Rules and Regulations of the Securities and Exchange Commission ("SEC") under the Securities Act of 1933, as amended, and agrees to sell, transfer or otherwise dispose of any shares of capital stock of United ("United Stock") received by him pursuant to the Merger only in compliance with the provisions of such Act and Rule. The undersigned acknowledges that United is not under any obligation to file a registration statement with the SEC covering the disposition of the undersigned’s shares of United Stock to be received pursuant to the Merger.

3.           Restrictive Legend. The undersigned agrees that the certificates representing shares of United Stock to be issued to the undersigned pursuant to the Merger will be stamped or otherwise imprinted with a legend in substantially the following form:

The shares represented by this certificate may not be sold, transferred or otherwise disposed of except in a transaction covered by an effective registration statement under the Securities Act of 1933, as amended, or in accordance with Rule 145 promulgated thereunder, or in accordance with a legal opinion satisfactory to the Company that such sale or transfer is otherwise exempt from the requirements of such Act.

Sincerely,

[Director or Executive Officer]

EXHIBIT C

(1)           Peoples was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)           Peoples the corporate power to execute and deliver the Agreement and Plan of Reorganization Agreement (the "Reorganization Agreement") and the Agreement and Plan of Merger Agreement (the "Merger Agreement"), to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)           Peoples has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by Peoples thereunder, and has duly executed and delivered the Reorganization Agreement and the Merger Agreement.

(4)           No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for Peoples’ execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)           The Reorganization Agreement and the Merger Agreement are enforceable against Peoples.

(6)           The authorized capital stock of Peoples consists of 10,000,000 shares of Common Stock, $.01 par value per share, of which 800,000 shares are issued and outstanding, and 71,500 shares are subject to currently outstanding options, and 1,000,000 shares of Preferred Stock, $.01 par value per share, of which no shares are issued and outstanding. All of the issued and outstanding capital stock of Peoples has been duly authorized and validly issued and are fully paid and non-assessable and, to such counsel’s knowledge, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements providing for the purchase or issuance of any authorized but unissued shares of such capital stock.

EXHIBIT D

(1)           United was duly organized as a corporation, and is existing and in good standing, under the laws of the State of Georgia.

(2)           United has the corporate power to execute and deliver the Agreement and Plan of Reorganization (the "Reorganization Agreement) and the Agreement and Plan of Merger (the "Merger Agreement") to perform its obligations thereunder, to own and use its Assets and to conduct its business.

(3)           United has duly authorized the execution and delivery of the Reorganization Agreement and the Merger Agreement and all performance by United thereunder, and has duly executed and delivered the Reorganization Agreement and Merger Agreement:

(4)           No consent, approval, authorization or other action filed by, or filing with, any governmental authority of the United States or the State of Georgia is required for United’s execution and delivery of the Reorganization Agreement and the Merger Agreement and consummation of the Transaction, which consent, approval or authorization has not been previously received.

(5)           The Reorganization Agreement and the Merger Agreement are enforceable against United.

(6)           The shares of United Stock to be issued upon consummation of the Merger have been duly authorized and upon issuance as contemplated in the Merger Agreement, will be validly issued, fully paid and non-assessable.

AMENDMENT TO
AGREEMENT AND PLAN OF REORGANIZATION

THIS AMENDMENT TO AGREEMENT AND PLAN OF REORGANIZATION (the "Amendment") is made and entered into as of this 30th day of July, 2001, by and between UNITED COMMUNITY BANKS, INC., a Georgia business corporation ("United"), and PEOPLES BANCORP, INC., a Georgia business corporation ("Peoples," and together with United, the "Parties").

WHEREAS, the Parties entered into that certain Agreement and Plan of Reorganization, dated as of June 29, 2001 (the "Merger Agreement"), whereby, among other things, Peoples will merge with United (the "Merger"), with United being the surviving corporation and with all of the issued and outstanding shares of common stock, $.01 par value per share, of Peoples being converted into the right to receive shares of the authorized common stock, $1.00 par value per share, of United, upon the terms and conditions set forth in the Merger Agreement;

WHEREAS, under Section 4.1 of the Merger Agreement, Peoples has agreed to provide to United a memorandum (the "Peoples Disclosure Memorandum") containing certain information regarding peoples as indicated in various places in the Merger Agreement;

WHEREAS, under Section 4.1 of the Merger Agreement, United has until August 9, 2001 to review the Peoples Disclosure Memorandum and to terminate the Merger Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the contents of such memorandum would be detrimental to United; and

WHEREAS, the Parties desire to revise Section 4.1 of the Merger Agreement to extend the time period during which United may review the Peoples Disclosure Memorandum:

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the Parties hereby agree as follows:

1.          Capitalized Terms.      Capitalized terms used herein but not defined herein shall have the respective meanings set forth in the Merger Agreement.

2.          Amendment to Section 4.1.       The last sentence of Section 4.1 of the Merger Agreement is hereby amended by striking the sentence in its entirety and inserting in lieu thereof the following:

Peoples agrees that upon receipt of the Peoples Disclosure Memorandum, United shall have until August 24, 2001 to review the Peoples Disclosure Memorandum and to terminate this Agreement if for any reason in its sole discretion United believes that proceeding with the Merger in light of the contents of such memorandum would be detrimental to United.

3.          No Other Changes.      Except as set forth in this Amendment, the other provisions of the Merger Agreement shall remain in full force and effect in accordance with their respective terms. Nothing contained herein shall constitute a waiver of any rights or claims of any party heretofore or hereafter arising under or related to the Merger Agreement.

4.       Counterparts.      This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same agreement.

IN WITNESS WHEREOF, the Parties have cause this Amendment to be executed on the date first above written.

(CORPORATE SEAL) Attest: /s/ Thomas Gilliland Secretary	UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Name: Jimmy C. Tallent Title: President

(CORPORATE SEAL) Attest: /s/ Elaine B. Lovvorn Secretary	PEOPLES BANCORP, INC. By: /s/ Timothy I. Warren Name: Timothy I. Warren Title: President

APPENDIX B

GEORGIA DISSENTERS’ RIGHTS STATUTE

14-2-1301.           Definitions.

As used in this article, the term:

(1)          "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.

(2)          "Corporate action" means the transaction or other action by the corporation that creates dissenters’ rights under Code Section 14-2-1302.

(3)          "Corporation" means the issuer of shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.

(4)          "Dissenter" means a shareholder who is entitled to dissent from corporate action under Code Section 14-2-1302 and who exercises that right when and in the manner required by Code Sections 14-2-1320 through 14- 2-1327.

(5)          "Fair value," with respect to a dissenter’s shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action.

(6)          "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances.

(7)          "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.

(8)         "Shareholder" means the record shareholder or the beneficial shareholder. (Code 1981, § 14-2-1301, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p.1231, § 16.)

14-2-1302.          Right to dissent.

(a)          A record shareholder of the corporation is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

(1)          Consummation of a plan of merger to which the corporation is a party:

(A)          If approval of the shareholders of the corporation is required for the merger by Code Section 14-2-1103 or 14-2-1104 or the articles of incorporation and the shareholder is entitled to vote on the merger; or

(B)          If the corporation is a subsidiary that is merged with its parent under Code Section 14-2-1104;

(2)          Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan;

(3)          Consummation of a sale or exchange of all or substantially all of the property of the corporation if a shareholder vote is required on the sale or exchange pursuant to Code Section 14-2-1202, but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within one year after the date of sale;

(4)          An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter’s shares because it:

(A)          Alters or abolishes a preferential right of the shares;

(B)          Creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares;

(C)          Alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities;

(D)          Excludes or limits the right of the shares to vote on any matter, or to cumulate votes, other than a limitation by dilution through issuance of shares or other securities with similar voting rights;

(E)          Reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under Code Section 14-2-604; or

(F)          Cancels, redeems, or repurchases all or part of the shares of the class; or

(5)          Any corporate action taken pursuant to a shareholder vote to the extent that Article 9 of this chapter, the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b)          A shareholder entitled to dissent and obtain payment for his shares under this article may not challenge the corporate action creating his entitlement unless the corporate action fails to comply with procedural requirements of this chapter or the articles of incorporation or bylaws of the corporation or the vote required to obtain approval of the corporate action was obtained by fraudulent and deceptive means, regardless of whether the shareholder has exercised dissenter’s rights.

(c)          Notwithstanding any other provision of this article, there shall be no right of dissent in favor of the holder of shares of any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at a meeting at which a plan of merger or share exchange or a sale or exchange of property or an amendment of the articles of incorporation is to be acted on, were either listed on a national securities exchange or held of record by more than 2,000 shareholders, unless:

(1)          In the case of a plan of merger or share exchange, the holders of shares of the class or series are required under the plan of merger or share exchange to accept for their shares anything except shares of the surviving corporation or another publicly held corporation which at the effective date of the merger or share exchange are either listed on a national securities exchange or held of record by more than 2,000 shareholders, except for scrip or cash payments in lieu of fractional shares; or

(2)          The articles of incorporation or a resolution of the board of directors approving the transaction provides otherwise. (Code 1981, § 14-2-1302, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 58; Ga. L. 1999, p. 405, § 11.)

14-2-1303.          Dissent by nominees and beneficial owners.

A record shareholder may assert dissenters’ rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one beneficial shareholder and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters’ rights. The rights of a partial dissenter under this Code section are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders. (Code 1981, § 14-2-1303, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1320.          Notice of dissenters’ rights.

(a)          If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters’ rights under this article and be accompanied by a copy of this article.

(b)          If corporate action creating dissenters’ rights under Code Section 14- 2-1302 is taken without a vote of shareholders, the corporation shall notify in writing all shareholders entitled to assert dissenters’ rights that the action was taken and send them the dissenters’ notice described in Code Section 14- 2-1322 no later than ten days after the corporate action was taken. (Code 1981, § 14-2-1320, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1993, p. 1231, § 17.)

14-2-1321.          Notice of intent to demand payment.

(a)          If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is submitted to a vote at a shareholders’ meeting, a record shareholder who wishes to assert dissenters’ rights:

(1)          Must deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated; and

(2)          Must not vote his shares in favor of the proposed action.

(b)           A record shareholder who does not satisfy the requirements of subsection (a) of this Code section is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1321, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1322.          Dissenters’ notice.

(a)          If proposed corporate action creating dissenters’ rights under Code Section 14-2-1302 is authorized at a shareholders’ meeting, the corporation shall deliver a written dissenters’ notice to all shareholders who satisfied the requirements of Code Section 14-2-1321.

(b)          The dissenters’ notice must be sent no later than ten days after the corporate action was taken and must:

(1)          State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;

(2)          Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;

(3)          Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the notice required in subsection (a) of this Code section is delivered; and

(4)          Be accompanied by a copy of this article. (Code 1981, § 14-2-1322, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1323.          Duty to demand payment.

(a)          A record shareholder sent a dissenters’ notice described in Code Section 14-2-1322 must demand payment and deposit his certificates in accordance with the terms of the notice.

(b)          A record shareholder who demands payment and deposits his shares under subsection (a) of this Code section retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action.

(c)          A record shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters’ notice, is not entitled to payment for his shares under this article. (Code 1981, § 14-2-1323, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1324.          Share restrictions.

(a)          The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under Code Section 14-2-1326.

(b)          The person for whom dissenters’ rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are canceled or modified by the taking of the proposed corporate action. (Code 1981, § 14-2-1324, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1325.          Offer of payment.

(a)          Except as provided in Code Section 14-2-1327, within ten days of the later of the date the proposed corporate action is taken or receipt of a payment demand, the corporation shall by notice to each dissenter who complied with Code Section 14-2-1323 offer to pay to such dissenter the amount the corporation estimates to be the fair value of his or her shares, plus accrued interest.

(b)          The offer of payment must be accompanied by:

(1)          The corporation’s balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of changes in shareholders’ equity for that year, and the latest available interim financial statements, if any;

(2)          A statement of the corporation’s estimate of the fair value of the shares;

(3)          An explanation of how the interest was calculated;

(4)          A statement of the dissenter’s right to demand payment under Code Section 14-2-1327; and

(5)          A copy of this article.

(c)          If the shareholder accepts the corporation’s offer by written notice to the corporation within 30 days after the corporation’s offer or is deemed to have accepted such offer by failure to respond within said 30 days, payment for his or her shares shall be made within 60 days after the making of the offer or the taking of the proposed corporate action, whichever is later. (Code 1981, § 14-2-1325, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 59; Ga. L. 1993, p. 1231, § 18.)

14-2-1326.          Failure to take action.

(a)          If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.

(b)          If, after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters’ notice under Code Section 14-2-1322 and repeat the payment demand procedure. (Code 1981, § 14-2-1326, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1990, p. 257, § 20.)

14-2-1327.          Procedure if shareholder dissatisfied with payment or offer.

(a)          A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of his estimate of the fair value of his shares and interest due, if:

(1)          The dissenter believes that the amount offered under Code Section 14- 2-1325 is less than the fair value of his shares or that the interest due is incorrectly calculated; or

(2)          The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.

(b)          A dissenter waives his or her right to demand payment under this Code section and is deemed to have accepted the corporation’s offer unless he or she notifies the corporation of his or her demand in writing under subsection (a) of this Code section within 30 days after the corporation offered payment for his or her shares, as provided in Code Section 14-2-1325.

(c)          If the corporation does not offer payment within the time set forth in subsection (a) of Code Section 14-2-1325:

(1)          The shareholder may demand the information required under subsection (b) of Code Section 14-2-1325, and the corporation shall provide the information to the shareholder within ten days after receipt of a written demand for the information; and

(2)          The shareholder may at any time, subject to the limitations period of Code Section 14-2-1332, notify the corporation of his own estimate of the fair value of his shares and the amount of interest due and demand payment of his estimate of the fair value of his shares and interest due. (Code 1981, § 14-2-1327, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 60; Ga. L. 1990, p. 257, § 21; Ga. L. 1993, p. 1231, § 19.)

14-2-1330.          Court action.

(a)          If a demand for payment under Code Section 14-2-1327 remains unsettled, the corporation shall commence a proceeding within 60 days after receiving the payment demand and petition the court to determine the fair value of the shares and accrued interest. If the corporation does not commence the proceeding within the 60 day period, it shall pay each dissenter whose demand remains unsettled the amount demanded.

(b)          The corporation shall commence the proceeding, which shall be a nonjury equitable valuation proceeding, in the superior court of the county where a corporation’s registered office is located. If the surviving corporation is a foreign corporation without a registered office in this state, it shall commence the proceeding in the county in this state where the registered office of the domestic corporation merged with or whose shares were acquired by the foreign corporation was located.

(c)          The corporation shall make all dissenters, whether or not residents of this state, whose demands remain unsettled parties to the proceeding, which shall have the effect of an action quasi in rem against their shares. The corporation shall serve a copy of the petition in the proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint, and upon each nonresident dissenting shareholder either by registered or certified mail or statutory overnight delivery or by publication, or in any other manner permitted by law.

(d)          The jurisdiction of the court in which the proceeding is commenced under subsection (b) of this Code section is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them or in any amendment to it. Except as otherwise provided in this chapter, Chapter 11 of Title 9, known as the "Georgia Civil Practice Act," applies to any proceeding with respect to dissenters’ rights under this chapter.

(e)          Each dissenter made a party to the proceeding is entitled to judgment for the amount which the court finds to be the fair value of his shares, plus interest to the date of judgment. (Code 1981, § 14-2-1330, enacted by Ga. L. 1988, p. 1070, § 1; Ga. L. 1989, p. 946, § 61; Ga. L. 1993, p. 1231, § 20; Ga. L. 2000, p. 1589, § 3.)

14-2-1331.          Court costs and counsel fees.

(a)          The court in an appraisal proceeding commenced under Code Section 14- 2-1330 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, but not including fees and expenses of attorneys and experts for the respective parties. The court shall assess the costs against the corporation, except that the court may assess the costs against all or some of the dissenters, in amounts the court finds equitable, to the extent the court finds the dissenters acted arbitrarily, vexatiously, or not in good faith in demanding payment under Code Section 14-2-1327.

(b)          The court may also assess the fees and expenses of attorneys and experts for the respective parties, in amounts the court finds equitable:

(1)          Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of Code Sections 14-2-1320 through 14-2-1327; or

(2)          Against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this article.

(c)          If the court finds that the services of attorneys for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these attorneys reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (Code 1981, § 14-2-1331, enacted by Ga. L. 1988, p. 1070, § 1.)

14-2-1332.          Limitation of actions.

No action by any dissenter to enforce dissenters’ rights shall be brought more than three years after the corporate action was taken, regardless of whether notice of the corporate action and of the right to dissent was given by the corporation in compliance with the provisions of Code Section 14-2-1320 and Code Section 14-2-1322. (Code 1981, § 14-2-1332, enacted by Ga. L. 1988, p. 1070, § 1.)

REVOCABLE PROXY

PEOPLES BANCORP, INC.

[X]	PLEASE MARK VOTES AS IN THIS EXAMPLE

THIS PROXY IS SOLICITED ON BEHALF OF
THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned, being a holder of shares of common stock of Peoples Bancorp, Inc. (the "Company"), acknowledges receipt of the notice of the special meeting of stockholders of the Company to be held on __________, 2001, and the accompanying proxy statement, and appoints Timothy Warren and Phillip Kauffman, and either of them, the attorneys of the undersigned, with power of substitution, for and in the name of the undersigned, to vote as proxies for the undersigned to the number of shares of Company common stock the undersigned would be entitled to vote if personally present at the special meeting of the Company, as stated, and at any adjournment and adjournments thereof, and to vote all shares of Company common stock held by the undersigned and entitled to be voted upon the following matters (Management recommends a "For" vote on item No. 1):

	For	With- Hold	Abstain
Approval of the Agreement and Plan of Reorganization, dated as of June 29, 2001, by and between United Community Banks, Inc. and Peoples Bancorp, Inc.	[ ]	[ ]	[ ]
Other Matters to Come Before the Meeting.

The shares covered by this proxy will be voted in accordance with the selection indicated. IF NO SELECTION IS MADE, THEY WILL BE VOTED IN FAVOR OF APPROVAL OF THE AGREEMENT AND PLAN OF REORGANIZATION.

Please sign exactly as your name appears on the stock certificate. When signing as an attorney, executor, administrator, trustee or guardian, please give full title as such. If signer is a corporation, sign full corporate name by duly authorized officer. If shares are held in the name of two or more persons, all should sign.

Please be sure to sign and date this Proxy in the box below	Date

Shareholder sign above Co-holder (if any) sign above

Detach above card, sign, date and mail in postage paid envelope provided.

PEOPLES BANCORP, INC.
PLEASE ACT PROMPTLY SIGN, DATE & MAIL YOUR PROXY CARD

IF YOUR ADDRESS HAS CHANGED, PLEASE CORRECT THE ADDRESS IN THE SPACE PROVIDED BELOW AND RETURN THIS PORTION WITH THE PROXY IN THE ENVELOPE PROVIDED

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.       Indemnification of Directors and Officers.

United’s Articles of Incorporation, as amended, provide that no director of United shall be personally liable to United or its shareholders for breach of his or her duty of care or other duty as a director, but only to the extent permitted from time to time by the Georgia Business Corporation Code.

United’s Bylaws require it to indemnify its directors, officers, employees, and agents against judgments, fines, penalties, amounts paid in settlement, and expenses, including attorney’s fees, resulting from various types of legal actions or proceedings instituted by third parties if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct specified therein.

In addition, United’s Bylaws require it to indemnify its directors, officers, employees, and agents for expenses actually and reasonably incurred in connection with legal actions or proceedings instituted by or in the right of United to procure a judgment in its favor, if the actions of the director, officer, employee, or agent being indemnified meet the standards of conduct set forth therein. However, United will not indemnify a director, officer, employee, or agent for such expenses if such person is adjudged liable to United, unless so ordered by the court in which the legal action or proceeding is brought.

A determination concerning whether or not the applicable standard of conduct has been met by a director, officer, employee, or agent seeking indemnification must be made by (a) a disinterested majority of the board of directors, (b) United’s legal counsel, if a quorum of disinterested directors is not obtainable or if the disinterested directors so order, or (c) an affirmative vote of a majority of shares held by the shareholders. No indemnification may be made to or on behalf of a director, officer, employee or agent in connection with any other proceeding in which such person was adjudged liable on the basis that personal benefit was improperly received by him or her.

As provided under Georgia law, the liability of a director may not be eliminated or limited (a) for any appropriation, in violation of his duties, of any business opportunity of United, (b) for acts or omissions which involve intentional misconduct or a knowing violation of law, (c) for unlawful corporate distributions or (d) for any transaction from which the director received an improper benefit.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to United’s directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, United has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

United’s directors and officers are insured against losses arising from any claim against them as such for wrongful acts or omissions, subject to certain limitations.

Item 21.       Exhibits and Financial Statement Schedules.

(a)       Exhibits.

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of June 29, 2001, by and between United Community Banks, Inc. and Peoples Bancorp, Inc.
2.2	Amendment to Agreement and Plan of Reorganization, dated as of July 30, 2001, by and between United Community Banks, Inc. and Peoples Bancorp, Inc.
3.1	Restated Articles of Incorporation of United (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).
3.2	Amended and Restated Bylaws of United (incorporated herein by reference from United’s Annual Report on Form 10-K, filed on March 27, 1998).
4.1

Junior Subordinated Indenture of United with The Chase Manhattan Bank, as Trustee, relating to the Junior Subordinated Debentures (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).

4.2	Form of Certificate of Junior Subordinated Debenture (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).
4.	Certificate of Trust of United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).
4.4	Amended and Restated Trust Agreement for United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).
4.5	Form of New Capital Security Certificate for United Community Capital Trust (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).
4.6	Guarantee of United relating to the Capital Securities (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).
4.7	Registration Rights Agreement (incorporated herein by reference from United’s Registration Statement on Form S-4, filed on September 30, 1999).
4.8

Form of Floating Rate Convertible Subordinated Payable In Kind Debenture due December 31, 2006 (incorporated herein by reference from United’s Registration Statement on Form S-1, filed on June 8, 1995).

4.9	Form of Subscription Agreement (incorporated herein by reference to United’s Registration Statement on Form S-1, filed on January 31, 1998).
4.10	See Exhibits 3.1 and 3.2 for provisions of Articles of Incorporation and By-Laws, as amended, which define the rights of the Shareholders.

4.11	Form of certificate for United common stock (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on July 14, 1999).
5	Opinion and Consent of Kilpatrick Stockton LLP.
8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and Peoples Bancorp, Inc.
10.1	United’s 1995 Key Employee Stock Option Plan (incorporated herein by reference to United’s Annual Report on Form 10-K, filed in 1995).
10.2

Loan Agreement, dated April 26, 1995, by and between The Bankers Bank and United, together with the related Promissory Note in the principal amount of $12,000,000 and Stock Pledge Agreement (incorporated herein by reference to United’s Registration Statement on Form S-1, filed on June 8, 1995).

10.3	Split-Dollar Agreement, dated as of June 1, 1994, between United and Jimmy C. Tallent (incorporated herein by reference to United’s Annual Report on Form 10-K, filed in 1995).
10.4

Agreement and Plan of Reorganization, dated March 3, 2000, by and between United and Independent Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on June 8, 2000).

10.52

Agreement and Plan of Reorganization, dated March 3, 2000, by and between United and North Point Bancshares, Inc. (incorporated herein by reference to United’s Registration Statement on Form S-4, filed on June 2, 2000).

10.6

Share Purchase Agreement, dated as of September 29, 2000, by and among United, United Community, Brintech, Inc., Harold Brewer and Ross Whipple (incorporated herein by reference to United’s Annual Report on Form 10-K, filed on April 2, 2001).

10.7

Broker Dealer Agreement, dated as of March 31, 2000, between United and Wachovia Securities, Inc. (incorporated herein by reference to Amendment No. 1 to United’s Registration Statement on Form S-3, filed on May 4, 2000).

10.8

Escrow Agreement, dated as of March 31, 2000, between United and Wachovia Securities, Inc. (incorporated herein by reference to Amendment No. 1 to United’s Registration Statement on Form S-3, filed on May 4, 2000).

10.9	Form of United Community Banks, Inc. Change in Control Severance Agreement (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).
10.10

Change in Control Severance Agreement dated as of June 7, 2001, by and between United Community Banks, Inc., and Guy W. Freeman (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).

10.11

Change in Control Severance Agreement dated as of June 7, 2001, by and between United Community Banks, Inc. and Rex S. Schuette (incorporated herein by reference from United’s Quarterly Report on Form 10-Q, filed on August 14, 2001).

10.12	Form Employment Agreement, dated __________, 2001, by and between Timothy I. Warren and Peoples Bank of West Georgia.*
21	Subsidiaries of United.
23.1	Consent of Porter Keadle Moore, LLP.
23.2	Consent of Mauldin & Jenkins, LLC.
23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).
24	Power of Attorney (included on the Signature Page to the Registration Statement).

_______________

*   To be filed by amendment.

(b)               Financial Statement Schedules.

No financial statements schedules are required to be filed as part of this Registration Statement.

Item 22.    Undertakings

(a)          The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(b)          The undersigned registrant hereby undertakes that every prospectus (i) that is filed pursuant to paragraph (a) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)          The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)          The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(e)          The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, United Community Banks, Inc. has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Blairsville, State of Georgia, on September 19, 2001.

UNITED COMMUNITY BANKS, INC. By: /s/ Jimmy C. Tallent Jimmy C. Tallent President and Chief Executive Officer

POWER OF ATTORNEY

Know all men by these presents, that each person whose signature appears below constitutes and appoints Jimmy C. Tallent and Robert L. Head, or either of them, as attorney-in-fact, with each having the power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-4 and to file the same, with exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 19, 2001.
Signature	Title
/s/ Jimmy C. Tallent Jimmy C. Tallent	President, Chief Executive Officer and Director (Principal Executive Officer)
/s/ Rex S. Schuette Rex S. Schuette	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)
/s/ Robert L. Head, Jr. Robert L. Head, Jr.	Chairman of the Board
/s/ Thomas C. Gilliland Thomas C. Gilliland	Executive Vice President, Secretary and Director
/s/ Harold Brewer Harold Brewer	Executive Vice President, Chief Operating Officer and Director
/s/ Guy W. Freeman Guy W. Freeman	Executive Vice President and Director

[signatures continued on next page]

[signatures continued from previous page]

/s/ Charles Hill Charles Hill	Director
/s/ Hoyt O. Holloway Hoyt O. Holloway	Director
/s/ Clarence William Mason, Sr.Clarence William Mason, Sr.	Director
/s/ W. C. Nelson, Jr. W.C. Nelson, Jr.	Director
/s/ Charles E. Parks Charles E. Parks	Director
/s/ Tim Wallis Tim Wallis	Director

Exhibit Index

Exhibit	Description of Exhibit
2.1	Agreement and Plan of Reorganization, dated as of June 29, 2001, by and between United Community Banks, Inc. and Peoples Bancorp, Inc.
2.2	Amendment to Agreement and Plan of Reorganization, dated as of July 30, 2001, by and between United Community Banks, Inc. and Peoples Bancorp, Inc.
5	Opinion and Consent of Kilpatrick Stockton LLP.
8	Opinion and Consent of Kilpatrick Stockton LLP as to the federal income tax consequences to the merger of United Community Banks, Inc. and Peoples Bancorp, Inc.
21	Subsidiaries of United.
23.1	Consent of Porter Keadle Moore, LLP.
23.2	Consent of Mauldin & Jenkins, LLC.
23.3	Consent of Kilpatrick Stockton LLP (included as part of Exhibits 5 and 8).
24	Power of Attorney (included on the Signature Page to the Registration Statement).